UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Loral Space & Communications Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2011

The Annual Meeting of Stockholders of Loral Space & Communications Inc. (“Loral” or the “Company”) will be held at the Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, at 10:30 A.M., on Tuesday, May 24, 2011, for the purpose of:

1.	Electing to the Board of Directors the two current Class II Directors who have been nominated by the Board of Directors and whose terms will expire at the Annual Meeting;

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3.	Acting upon a proposal to approve, on a non-binding, advisory basis, compensation of the Company’s named executive officers as described in the accompanying Proxy Statement; and

4.	Acting upon a proposal to select, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on compensation paid to the Company’s named executive officers.

The Board of Directors has fixed the close of business on April 11, 2011 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class II Directors who have been nominated by the Board of Directors, in favor of Proposals 2 and 3, and, with respect to Proposal 4, in favor of holding future non-binding, advisory votes on compensation paid to named executive officers annually.

This Notice and accompanying Proxy Statement and proxy or voting instruction card will be first mailed to you and to other stockholders of record commencing on or about April 19, 2011.

All stockholders are cordially invited to attend the Annual Meeting. Stockholders may obtain directions to the Annual Meeting by contacting the Company’s investor relations department at (212) 697-1105. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

Michael B. Targoff
Vice Chairman of the Board,
Chief Executive Officer and President

April 19, 2011

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive this proxy statement?
We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because the Board of Directors (the “Board of Directors” or the “Board”) of Loral Space & Communications Inc. (“Loral” or the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 24, 2011 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

Who is entitled to vote?
You may vote on each matter properly submitted for stockholder action at the Annual Meeting if you were the record holder of our Voting Common Stock, par value $.01 per share (“Voting Common Stock”), as of the close of business on April 11, 2011. On April 11, 2011, there were 21,192,528 shares of our Voting Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our Voting Common Stock that you own entitles you to one vote on each matter properly submitted for stockholder action at the Annual Meeting.

What am I voting on?	You will be voting on the following:

• To elect to the Board of Directors the two current Class II Directors who have been nominated by the Board of Directors and whose terms will expire at the Annual Meeting;

• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

• To approve, on a non-binding, advisory basis, compensation of the Company’s named executive officers as described in this Proxy Statement; and

• To select, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on compensation paid to the Company’s named executive officers.

How do I vote?	You may vote in the following ways:

•      By Mail: If you are a holder of record, you may vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

•      By Telephone or Internet: If you hold your shares in street name, you may be able to provide instructions to vote your shares by telephone or over the Internet. Please follow the instructions on your voting instruction card.

•      At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on April 11, 2011, the record date for voting. You will also need to obtain a proxy from your bank, broker or other nominee to vote the shares you beneficially own at the meeting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?
Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class II directors who have been nominated by the Board of Directors and “FOR” Proposals 2 and 3 and, with respect to Proposal 4, in favor of holding future non-binding, advisory votes on compensation paid to the Company’s named executive officers annually.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before your shares are voted at the Annual Meeting in one of three ways:

• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

• Submit another proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in street name) with a later date; or

• Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

What constitutes a quorum?
Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq National Market and has not received voting instructions from the beneficial owner.

What vote is required in order to approve Proposals 1 and 2?
Proposal 1 (Election of Directors):  The two current Class II directors who have been nominated by the Board of Directors will be elected to the Class II directorships by plurality vote. This means that the two nominees with the most votes cast in their favor will be elected to the Class II directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace the nominee, or in lieu thereof, the Board may reduce the number of directors.

Proposal 2 (Ratification of Appointment of Deloitte & Touche LLP):  This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.

What is the standard for approving the non-binding, advisory proposals (Proposals 3 and 4)?
Proposal 3 (Advisory Vote on Compensation Paid to Named Executive Officers):  This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 3. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal. The results of this vote are not binding on the Board, whether or not it is adopted by the aforementioned voting standard. In evaluating the vote on this advisory resolution, the Board will consider the voting results in their entirety.

Proposal 4 (Advisory Vote on Frequency of Future Advisory Votes on Compensation Paid to Named Executive Officers):  The voting option (1 year, 2 years or 3 years), if any, that receives the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 4 will be the option adopted by the stockholders, in accordance with the Company’s Bylaws. Abstentions will have the same effect as a vote against each of the voting options. “Broker non-votes,” if any, will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board, whether or not it is adopted by the aforementioned voting standard. The Board will, however, consider the voting results, along with other relevant factors, in determining the frequency of future advisory votes on compensation paid to our named executive officers.

May my broker vote my shares?
Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors (Proposal 1), in the advisory vote on compensation paid to our named executive officers (Proposal 3) or the advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers (Proposal 4). Your broker has the authority to exercise discretion with respect to ratification of appointment of Deloitte & Touche LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

How will voting on any other business be conducted?
We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our Bylaws, no business (other than the election of the two current Class II directors who have been nominated by the Board of Directors and Proposals 2, 3 and 4) may be brought before the Annual Meeting unless such business is brought by or at the direction of the Board or a committee of the Board.

Who will count the votes?	Registrar & Transfer Company will act as the inspector of election and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 24, 2011

The 2011 Proxy Statement, a form of proxy and Loral’s Annual Report on Form 10-K for the year ended December 31, 2010 are available at:  www.loral.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company has three classes of directors serving staggered three-year terms, with each of Class I and Class II consisting of two directors and Class III consisting of three directors. The terms of the Class I, II and III directors expire on the date of the Annual Meeting in 2013, 2011 and 2012, respectively.

At the Annual Meeting, stockholders will be asked to elect the two current Class II directors who have been nominated by the Board. Messrs. Harkey and Targoff, each of whom is a current Class II director, are the nominees to serve as Class II directors for a new three-year term. Each nominee will serve for a term of three years, and will remain in office until a qualified successor director has been elected, or until he resigns or is removed from the Board. Class II directors will be elected by plurality vote. The Board of Directors unanimously recommends a vote FOR the director nominees.

Nominees for Election to the Board of Directors in 2011

The following are brief biographical sketches of each of our nominees, including their experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each nominee should, in light of the Company’s business and structure, serve as a director of the Company.

Class II — Nominees Whose Terms Will Expire in 2014

John D. Harkey, Jr.
Age:	50

Director Since:	November 2005

Class:	Class II

Business Experience:	Mr. Harkey has been Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc. since 1998.

Other Directorships:
Director and Chairman of the Audit Committee of Energy Transfer Equity, L.P. and Emisphere Technologies, Inc.; Director and member of the Nominating and Corporate Governance Committee of Leap Wireless International, Inc.; Chairman of the Board and member of the Audit Committee of Regency Energy Partners LP.

Qualifications:
Mr. Harkey’s qualifications for service on our Board include his ability to provide the insight and perspectives of a successful and long-serving active chief executive officer of a major restaurant company. His service on the boards of several other public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Michael B. Targoff
Age:	66

Director Since:	November 2005

Class:	Class II

Business Experience:
Mr. Targoff has been Chief Executive Officer of Loral since March 1, 2006, President since January 8, 2008 and Vice Chairman of Loral since November 21, 2005. Mr. Targoff also has been a Director and member of the Audit Committee of Telesat Holdings Inc. (“Telesat Holdings”) since the Company acquired its interest in Telesat Holdings in October 2007. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company.

Other Directorships (current):
Director, Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of Leap Wireless International, Inc.; Director and Chairman of the Banking and Finance Committee and the Corporate Governance Committee of ViaSat, Inc.

Other Directorships (previous within the last five years):	Chairman of the Board and member of the Audit Committee of CPI International, Inc.

Qualifications:
Mr. Targoff’s qualifications for service on our Board include his extensive understanding and knowledge of our business and the satellite industry, as well as demonstrated leadership skills and operating experience, acquired during more than 20 years of serving as a senior executive of the Company and its predecessors. As a director of other public and private companies in the telecommunications industry, Mr. Targoff also brings to the Company a broad-based business knowledge and substantial financial expertise.

Continuing Members of the Board of Directors

The following are brief biographical sketches of each of our directors whose term continues beyond 2011 and who is not subject to election this year, including their experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each director should, in light of the Company’s business and structure, serve as a director of the Company.

Class III — Directors Whose Terms Expire in 2012

Sai S. Devabhaktuni
Age:	39

Director Since:	November 2005

Class:	Class III

Business Experience:
Mr. Devabhaktuni is a private investor. From 1998 to May 2010, Mr. Devabhaktuni served MHR Fund Management LLC (“MHR”) in various capacities, including as a managing principal since 2001. MHR is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments.

Qualifications:
Mr. Devabhaktuni’s qualifications for service on our Board include his ability to bring and apply to the Company and its business his deep and extensive financial analytical skills and expertise developed while analyzing investment opportunities, as well as monitoring and supervising multiple investments during his tenure at MHR. In addition, his thorough knowledge and analysis of various industries, including ours, enable him to offer the Board a broad perspective on the trends and competitive landscape that we face.

Hal Goldstein
Age:	45

Director Since:	November 2005

Class:	Class III

Business Experience:	Mr. Goldstein is a co-founder of MHR and is currently a managing principal of MHR. Mr. Goldstein has served MHR in various capacities since 1996.

Qualifications:
Mr. Goldstein’s qualifications for service on our Board include his significant supervisory and oversight experience, as well as transactional expertise gained while structuring, acquiring and monitoring multiple and diverse portfolio investments and investment opportunities on behalf of MHR over the last 15 years. His role as a co-founder of MHR, together with his experience serving on the boards of various companies, also allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Mark H. Rachesky, M.D.
Age:	52

Director Since:	November 2005

Class:	Class III

Business Experience:
Dr. Rachesky has been non-executive Chairman of the Board of Directors of Loral since March 1, 2006. Dr. Rachesky also has been non-executive Chairman of the Board and a member of the Compensation Committee and Corporate Governance Committee of Telesat Holdings since the Company acquired its interest in Telesat Holdings in October 2007. Dr. Rachesky is a co-founder of MHR and has been its President since 1996.

Other Directorships (current):
Non-executive Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc.; Director and member of the Governance and Nominating Committee and Compensation Committee of Emisphere Technologies, Inc.; Director, Chairman of the Strategic Advisory Committee and member of the Compensation Committee of Lions Gate Entertainment Corp.

Other Directorships (previous within the last five years):	Director of NationsHealth Inc. and Neose Technologies, Inc.

Qualifications:
Dr. Rachesky’s qualifications for service on our Board include his demonstrated leadership skills as well as his extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Company broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

Class I — Directors Whose Terms Expire in 2013

Arthur L. Simon
Age:	79

Director Since:	November 2005

Class:	Class I

Business Experience:	Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994.

Other Directorships:	Director and member of the Audit and Corporate Governance Committees of L-3 Communications Corporation.

Qualifications:
Mr. Simon’s qualifications for service on our Board include his significant experience in the satellite industry, having served as a director of the Company and its predecessor for 15 years. He also has significant expertise and background with regard to accounting and internal controls, having served in a public accounting firm for 38 years, 25 of which were as a partner, and having founded the aerospace/defense contracting group at his former firm. In addition, he brings to the Company substantial business knowledge gained while serving as an independent director for another public company in the aerospace and defense industry.

John P. Stenbit
Age:	70

Director Since:	June 2006

Class:	Class I

Business Experience:
Mr. Stenbit is a consultant for various government and commercial clients. Mr. Stenbit is also Director and Chairman of the Audit Committee of Defense Group Inc., a private corporation, a Trustee of The Mitre Corp., a not-for-profit corporation, and a member of the Advisory Boards of the Missile Defense Agency, the Defense Intelligence Agency, the National Security Agency and the Science Advisory Group of the US Strategic Command. From 2001 to his retirement in March 2004, he was Assistant Secretary of Defense of Networks and Information Integration/Department of Defense Chief Information Officer.

Other Directorships (current):	Director and member of the Nominating and Corporate Governance and Compensation and Human Resources Committees of ViaSat, Inc.

Other Directorships (previous within the last five years):
Director and member of the Governance and Nominating and Audit Committees of SM&A Corporation; Director and member of the Corporate Governance and Compensation Committees of SI International, Inc.; Director and member of the Nominating and Corporate Governance, Audit and Compensation Committees of Cogent, Inc.

Qualifications:
Mr. Stenbit’s qualifications for service on our Board include his significant experience in the aerospace and satellite industries, having previously served as a senior executive of TRW for 10 years in positions with financial oversight responsibilities. He also has had a distinguished career of government service focused on the telecommunications and command and control fields. In addition, he brings to the Company a breadth of business knowledge gained while serving as an independent director for other technology companies.

Additional Information Concerning the Board of Directors of the Company

During 2010, the Board of Directors held seven meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he was a member. We do not have a policy regarding directors’ attendance at annual meetings.

The Company is listed on the Nasdaq Stock Market and complies with the Nasdaq listing requirements regarding independent directors. Under Nasdaq’s Marketplace Rules, the definition of an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has reviewed such information as the Board has deemed appropriate for purposes of determining whether any of the directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including the beneficial ownership by our directors of Voting Common Stock (see “Ownership of Voting Common Stock – Voting Common Stock Ownership by Directors and Executive Officers”) and transactions between the Company on the one hand, and our directors and their affiliates, on the other hand (see “Certain Relationships and Related Party Transactions”). Based on such review, the Board of Directors has determined that all of our directors, except for Mr. Targoff, are independent directors; independent directors, therefore, constitute a majority of our Board. Non-management directors meet periodically in executive session without members of the Company’s management at the conclusion of regularly scheduled Board meetings.

Indemnification Agreements

We have entered into Officers’ and Directors’ Indemnification Agreements (each, an “Indemnification Agreement”) with our directors and officers (each officer and director with an Indemnification Agreement, an “Indemnitee”). The Indemnification Agreement requires us to indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as that term is used in the Indemnification Agreement), except with regard to any Proceeding by or in our right to procure a judgment in our favor, against all Expenses and Losses (as those terms are used in the Indemnification Agreement), including judgments, fines, penalties and amounts paid in settlement, subject to certain conditions, actually and reasonably incurred in connection with such Proceeding, if the Indemnitee acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to our best interests. With regard to Proceedings by or in our right, the Indemnification Agreement provides similar terms of indemnification; no indemnification will be made, however, with respect to any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to us, unless a court determines that the Indemnitee is entitled to indemnification for such portion of the Expenses as the court deems proper, all as detailed further in the Indemnification Agreement. The Indemnification Agreement also requires us to indemnify an Indemnitee where the Indemnitee is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, as well as in other circumstances delineated in the Indemnification Agreement. The indemnification provided for by the Indemnification Agreement is subject to certain exclusions detailed therein. Our subsidiaries, Space Systems/Loral, Inc. (“SS/L”) and Loral Holdings Corporation, both guarantee the due and punctual payment of all of our obligations under the Indemnification Agreements.

We have received requests for indemnification from our directors for any losses or costs they incurred as a result of certain shareholder lawsuits. See “Certain Relationships and Related Transactions – Indemnification of Directors.”

Directors and Officers Liability Insurance

We have purchased insurance from various insurance companies against obligations we might incur as a result of our indemnification obligations of directors and officers for certain liabilities they might incur and insuring such directors and officers for additional liabilities against which they might not be indemnified by us. We have also procured coverage for our own liabilities in certain circumstances. Our cost for the annual insurance premium covering the period from November 21, 2010 to November 20, 2011 is $1,255,978.

Board Leadership Structure

Our Bylaws do not require that the positions of Chairman of the Board and Chief Executive Officer be held by the same person or by different individuals, and our Board does not have a formal policy with respect to the separation or combination of these offices. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated because the Board believes that it is in the best interests of the Company and its stockholders to structure the leadership of the Company in this way. The Board believes that the separation of these two roles provides, at present, the best balance of these important responsibilities, with the Chairman directing the Company’s overall strategic direction and the Chief Executive Officer focusing on developing and implementing the Board-approved strategic vision and managing its day-to-day operations. Dr. Mark Rachesky serves as non-executive Chairman of the Board and Michael Targoff serves as Vice Chairman, Chief Executive Officer and President. The Board believes that it is appropriate for Dr. Rachesky to serve as non-executive Chairman because he is co-founder and President of MHR, our largest stockholder, and has extensive knowledge of and experience with our industry, demonstrated financial skills and a history of innovation and independent thinking, all of which enable him to provide broad insights and perspective in leading the Board. The Board believes that, given Mr. Targoff’s understanding of the history and operations of the Company, his knowledge of the satellite industry, his wealth of executive management experience and his entrepreneurial style and abilities, Mr. Targoff is well suited to focus on development and implementation of both the Company’s strategic initiatives as well as its day-to-day operations. Dr. Rachesky and Mr. Targoff frequently consult with one another with respect to all significant matters affecting the Company.

Board Role in Risk Oversight

The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s governance, strategy and planning, operations and infrastructure, compliance and reporting. The Board has delegated to the Audit Committee the responsibility for monitoring and overseeing the Company’s processes and procedures for risk assessment, risk management and compliance, including periodic reports on compliance with law and Company policies and consequent corrective action, if any. At the request of the Audit Committee, management has developed and implemented a comprehensive enterprise risk management program. This program identifies and focuses on the particular risks that the Company faces, determines the risks that could have a material adverse effect on the Company, establishes and documents a mitigation plan for all significant risks and identifies risks that may not be able to be mitigated. The enterprise risk management program is in the process of being linked to the Company’s existing program for compliance with Sarbanes Oxley 404 and is being coordinated with existing entity level controls and financial risk and fraud assessment processes that are also in place. The Chair of the Audit Committee reports on any significant risk matters to the Board as part of his reports on the Committee’s meetings and activities.

Director Compensation

Board and Committee Compensation Structure

The Board of Directors has adopted a compensation structure for directors designed to achieve the following goals:

•	Fairly pay directors for work required for a company of Loral’s size and scope;

•	Align directors’ interests with the long-term interests of stockholders; and

•	Provide a compensation structure that is simple, transparent and easy to understand.

In 2010, the Board revised the annual fees payable for service on the Board and for service on the Audit Committee. The compensation structure that was adopted is as follows:

Board and Committee Compensation Structure

			Telephonic
			Meeting Fee
	Annual	In-Person	(over	Annual
	Fee(1)	Meeting Fee(2)	30 minutes)(3)	Stock Award(4)	Medical

Board of Directors	$60,000	$1,500	$1,000	2,000 Restricted Stock Units; 5,000 Restricted Stock Units for non-executive Chairman (vesting over two years)	Eligible for Loral Medical Plan at Company’s expense if not otherwise employed full-time

Executive Committee	No extra fees unless set on an ad hoc basis by Board of Directors

Audit Committee
Chairman	$20,000	$1,000	$500
Member	$10,000	$1,000	$500

Compensation Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

Nominating Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

(1)	Annual fees are payable to all directors, including Company employees.

(2)	In-person meeting fees are not paid to Company employees.

(3)
Telephonic meeting fees are not paid to Company employees. For meetings of less than 30 minutes in duration, per meeting fees may be paid if, in the discretion of the Chairman of the Board or Committee, as applicable, meaningful preparation was required in advance of the meeting.

(4)	The annual grant of restricted stock units is not awarded to directors who are Company employees.

Directors Compensation for Fiscal 2010

For fiscal year 2010, Loral provided the compensation set forth in the table below to its directors.

On May 18, 2010, the Board of Directors approved grants of 15,000  restricted stock units to our non-executive directors as a group as compensation for services rendered during 2010 (5,000 units to Dr. Rachesky and 2,000 units to each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit). These restricted stock units vest evenly on the first and second anniversary of the grant date, and each director’s restricted stock units will be settled on the earlier of death of the director, the date the director undergoes a separation of service from the Company and the date of a change in control of the Company.

2010 Director Compensation

	Fees
	Earned			All
	or Paid		Stock	Other
	in Cash		Awards(1)	Compensation
Name	($)		($)	($)		Total

Mark H. Rachesky, M.D.	$71,000		$191,700	—		$262,700

Michael B. Targoff(2)	$60,000		—	—		$60,000

Sai Devabhaktuni	$65,000		$76,680	$4,946	(3)	$146,626

Hal Goldstein	$67,500		$76,680	—		$144,180

John D. Harkey, Jr.	$87,500		$76,680	—		$164,180

Arthur L. Simon	$92,000		$76,680	—		$168,680

John P. Stenbit	$114,000	(4)	$76,680	—		$190,680

(1)
The amounts in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units granted to our directors on May 18, 2010. All amounts are based on the average of the high and low price of our Voting Common Stock on the date of grant ($38.34 per unit). As of December 31, 2010, Dr. Rachesky held 10,000, and each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit held 4,000, restricted stock units, respectively.

(2)
Does not include compensation paid to Mr. Targoff in his capacity as Chief Executive Officer and President of the Company, which compensation is set forth below under “Executive Compensation – Compensation Tables – Summary Compensation Table.” Does not include a grant of restricted stock units in March 2010 awarded to Mr. Targoff in his capacity as Chief Executive Officer and President of the Company. See “Compensation Tables – Outstanding Equity Awards at 2010 Fiscal Year End.”

(3)	Represents cost of participation by Mr. Devabhaktuni in the Company’s medical and dental insurance program.

(4)
Includes $31,000 of per diem fees received in 2010 by Mr. Stenbit for service on special committees of the Board ($21,000 with respect to service on a special committee formed, in connection with an indemnification claim by the directors affiliated with MHR, to determine the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification (see “Certain Relationships and Related Transactions  – Indemnification of Directors”); and $10,000 for service on a special committee formed to investigate and advise the Board regarding certain allegations that SS/L misused a customer’s trade secrets and proprietary patentable technology).

Committees of the Board of Directors

The Company’s standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations — Corporate Governance section of our website at www.loral.com. These documents are also available upon written request to: Investor Relations, Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016. The Executive Committee does not have a charter. Information concerning these committees is set out below.

Audit Committee

Members:	Arthur L. Simon (Chairman), John D. Harkey, Jr., John P. Stenbit
Number of Meetings in 2010:	10

The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Moreover, the Board of Directors has determined that one of the Committee’s members, Mr. Simon, qualifies as an “audit committee financial expert” as defined by the SEC. The Board of Directors has also determined, as required by the Audit Committee charter, that Mr. Harkey’s service on the audit committee of more than three public companies does not impair his ability to effectively serve as a member of our Audit Committee.

The Audit Committee is generally responsible for, among other things, (i) the appointment, termination and compensation of the Company’s independent registered public accounting firm and oversight of their services; (ii) approval of any non-audit services to be performed by the independent registered public accounting firm and related compensation; (iii) reviewing the scope of the audit proposed for the current year and its results; (iv) reviewing the adequacy of our disclosure and accounting and financial controls; (v) reviewing the annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm; (vi) monitoring the Company’s and the independent registered public accounting firm’s annual performance under the requirements of Sarbanes Oxley Act Section 404; and (vii) reviewing the internal audit function and findings from completed internal audits. The Audit Committee is also responsible for monitoring and overseeing the Company’s processes and procedures for risk assessment, risk management and compliance (see “Additional Information Concerning the Board of Directors of the Company – Board Role in Risk Oversight”).

Compensation Committee

Members:	Mark H. Rachesky, M.D. (Chairman), John D. Harkey, Jr.
Number of Meetings in 2010:	7

Our Compensation Committee has primary responsibility for overseeing our executive compensation program, including compensation of our named executive officers listed in the compensation tables that follow. Our Compensation Committee is composed of independent directors, as determined by Nasdaq listing standards. The Committee’s responsibilities are set forth in its charter. In order to fulfill its responsibilities pertaining to executive and director compensation, the Committee:

•	Reviews, approves and, when appropriate, recommends to the Board the compensation of officers and other senior executives of the Company;

•	Proposes the adoption, amendment and termination of compensation plans and programs and oversees the administration of these plans and programs;

•
Reviews, approves and, when appropriate, recommends to the Board the form and amount of all stock incentive awards provided to eligible executives pursuant to our Amended and Restated 2005 Stock Incentive Plan; and

•	Reviews and recommends to the Board the form and amount of compensation paid to the Company’s directors.

Our Compensation Committee has the authority to retain a consulting firm to assist it in the evaluation of compensation for our officers and has the authority to approve the consultant’s fees and other retention terms. In 2010, the Committee retained Hewitt Associates LLC (“Hewitt” which, as of October 1, 2010, became a subsidiary of Aon Corporation and conducts business as Aon Hewitt) as its executive compensation consultant. In selecting this consultant, the Committee considered the reputation and experience of the consultant as well as its independence. During the course of the year, Hewitt assisted the Compensation Committee by offering market perspectives and recommendations on annual pay and compensation programs currently in place at the Company’s subsidiary, SS/L.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a present or former officer of, or employed by, the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity the executive officers of which entity serve either on the Company’s Board of Directors or Compensation Committee. Dr. Rachesky is a co-founder and President of MHR, affiliated funds of which have engaged in transactions with the Company. See “Certain Relationships and Related Transactions – MHR Fund Management LLC.”

Executive Committee

Members:	Michael B. Targoff (Chairman), Mark H. Rachesky, M.D.
Number of Meetings in 2010:	None

The Executive Committee performs such duties as are from time to time determined and assigned to it by the Board of Directors.

Nominating Committee

Members:	John D. Harkey, Jr. (Chairman), Hal Goldstein
Number of Meetings in 2010:	None

The Nominating Committee assists the Board of Directors in (i) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board) and (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The Nominating Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. Under its charter, the Nominating Committee seeks director nominees who have demonstrated exceptional ability and judgment. Nominees will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by the Chief Executive Officer and stockholders of the Company. The Nominating Committee will review all candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under “Other Matters – Stockholder Proposals for 2012.”

Neither the nominating committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director candidates. As discussed above, however, the primary goal of the Nominating Committee is to identify candidates to ensure that the entire Board collectively serves the interests of the stockholders. Thus, in striving to achieve this goal, the Nominating Committee believes it is appropriate to consider a broad range of factors, including, among others, age, experience, skill, judgment and diversity of ethnic and cultural background of candidates for director.

PROPOSAL 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of Deloitte & Touche LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and certain permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee as reported in our most recently filed proxy statement with the SEC. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide permitted services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The Audit Committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the Audit Committee and report such to the Audit Committee at the next regularly scheduled meeting.

Financial Statements and Reports

The financial statements of the Company for the year ended December 31, 2010 and the reports of the independent registered public accounting firm will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

During 2009 and 2010, Deloitte & Touche LLP and its affiliates (collectively, “Deloitte”) provided services consisting of the audit of the annual consolidated financial statements and internal controls over financial reporting of the Company, review of the quarterly financial statements of the Company, stand-alone audits of subsidiaries, accounting consultations and consents and other services related to SEC filings and registration statements filed by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other permitted services to the Company in 2009 and 2010 consisting primarily of tax compliance, consultation and related services.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting for the fiscal years ended 2009 and 2010, for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2009 and 2010 fiscal years, for stand-alone audits of our subsidiaries and for accounting research and consultation related to the audits and reviews totaled approximately $2,854,800 for 2009 and $3,171,000 for 2010. These fees were approved by the Audit Committee.

Audit-Related Fees

The aggregate fees billed by Deloitte for audit-related services for the fiscal years ended 2009 and 2010 were $54,000 and $800,600, respectively. These fees related to research and consultation on various filings with the SEC and were approved by the Audit Committee.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services for the fiscal years ended 2009 and 2010 were $1,393,900 and $857,100, respectively. These fees related to tax consultation, preparation of federal and state tax returns and related services and were approved by the Audit Committee.

All Other Fees

There were no fees billed by Deloitte for services rendered to the Company other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended 2009 and 2010.

In its approval of these non-audit services, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3 — ADVISORY VOTE ON
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), we are seeking an advisory vote on the compensation of the Company’s named executive officers as disclosed in the section of this Proxy Statement titled “Executive Compensation,” including the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the tables.

Our compensation program for our named executive officers is designed to (i) attract and retain high quality named executive officers, who are critical to our long-term success; (ii) motivate and reward our named executive officers for achieving our short-term business and long-term strategic goals; and (iii) align the financial interests of our named executive officers with those of our stockholders. During 2010, the Compensation Committee based bonus compensation for our named executive officers predominantly on the achievement of certain financial goals. The Company far exceeded the established targets, and, as a result, 2010 bonuses were, for most components, paid at the highest level. Moreover, although no equity awards were granted in 2010, prior equity awards continued to incentivize our named executive officers and align their interests with those of our stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discusses in greater detail our compensation philosophy, policies and procedures. The Board believes that the compensation paid to our named executive officers is necessary, appropriate and properly aligned with our compensation philosophy and policies.

Stockholders are being asked to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of the Company’s compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR THE PROPOSAL TO APPROVE THE COMPANY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4 — ADVISORY VOTE ON
 THE FREQUENCY OF FUTURE ADISORY VOTES ON
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

Pursuant to Rule 14a-21(b) of the Securities Exchange Act, we are asking stockholders to vote on whether future advisory votes on compensation paid to the Company’s named executive officers should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an annual advisory vote on compensation paid to our named executive officers is the most appropriate policy for the Company at this time and recommends that stockholders vote for the Company to hold annual advisory votes on such compensation. In formulating its recommendation, the Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. The Board of Directors also considered, however, that, because executive compensation disclosures are made annually, an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company on this matter, and we look forward to hearing from our stockholders on this proposal.

You may vote to have the advisory vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the Board’s recommendation. The vote is advisory and non-binding. The Board will, however, consider the voting results, along with other relevant factors, in determining the frequency of future advisory votes on compensation paid to our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR AN ANNUAL VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Directors who serve on the Audit Committee are all “independent” for purposes of Nasdaq listing standards and applicable SEC rules and regulations. Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the financial reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America and on the effectiveness, in all material respects, of internal control over financial reporting, based on criteria established in “Internal Control – An Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have reviewed and discussed with management the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2010, and management’s assessment of, and the independent audit of, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010.

For 2010, the Audit Committee operated under a written charter adopted by the Board of Directors which is available on the Company’s website at www.loral.com. All of the responsibilities enumerated in such charter, as in effect during 2010, were fulfilled for the year ended December 31, 2010.

We have reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s consolidated financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and PCAOB Interim Standard, Communication with Audit Committees, as amended, Rule 2-07, Communication with the Audit Committee, of Regulation S-X of the SEC and PCAOB Auditing Standard No. 5.

We have received and reviewed the written disclosures from Deloitte & Touche LLP, required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee

Arthur L. Simon, Chairman
John D. Harkey, Jr.
John P. Stenbit

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains the Company’s executive compensation program as it relates to the following named executive officers.

Name	Title

Michael B. Targoff	Vice Chairman of the Board of Directors, Chief Executive Officer and President

John Celli	President of Space Systems/Loral, Inc.

Richard P. Mastoloni	Senior Vice President – Finance and Treasurer

Harvey B. Rein	Senior Vice President and Chief Financial Officer

Avi Katz	Senior Vice President, General Counsel and Secretary

Objectives and Philosophy

Our compensation program for our executive officers, including our named executive officers, is established and administered by our Compensation Committee (the “Committee”) and is designed to (i) attract and retain high quality named executive officers, who are critical to our long-term success; (ii) motivate and reward our named executive officers for achieving our short-term business and long-term strategic goals; and (iii) align the financial interests of our named executive officers with those of our stockholders.

Compensation for our named executive officers consists of “total direct compensation,” certain other compensatory benefits (including perquisites, nonqualified deferred compensation and retirement benefits) and potential compensation payable in the event of the executive’s termination of employment. “Total direct compensation” is comprised of base salary, annual bonus compensation (identified in the Summary Compensation Table below in the Non-Equity Incentive Plan Compensation column) and long-term incentive compensation in the form of equity awards. Each of these elements of total direct compensation is discussed in more detail below.

Specifically, in order to attract and retain high quality executive officers, the Committee seeks to provide compensation for the named executive officers at levels that are competitive in our industry, which is highly specialized and generally comprised of firms that are significantly larger in size than we are and for which the supply of qualified and talented executives is limited. For these reasons, the Committee seeks to set target total direct compensation levels for our named executive officers between the 50th and 75th percentile for comparable positions at our peer companies, if target levels for our performance measures are achieved. In addition, our executive compensation program is designed to provide performance-based compensation that rewards our named executive officers for the achievement of predetermined corporate and personal performance goals.

The Committee considers a variety of factors when determining target total direct compensation levels for our named executive officers, including:

•	Each executive officer’s role and level of responsibilities;

•	The total compensation of executives who perform similar duties at peer companies;

•	The total compensation for each executive officer during the prior fiscal year;

•	The potential for each executive officer to contribute to our future success; and

•	Other circumstances as appropriate.

In addition to total direct compensation, the Committee also considers other compensatory benefits and potential compensation payable to executive officers in determining compensation levels for the named executive officers. These other benefits and compensation include retirement benefits, deferred compensation account balances and potential benefits which may be payable upon separation from the Company. The nature of this other compensation is different from total direct compensation because it involves, in the case of retirement benefits and deferred compensation account balances, compensation payable only in the future, and, in the case of deferred compensation account balances and termination benefits, compensation which is contingent upon the possible occurrence of future events. When making pay decisions, the Committee does not consider each element of compensation in isolation; rather, the Committee considers the overall compensation package for each named executive officer with a view to ensuring that it is properly balanced to achieve the objectives noted above.

The Role of Peer Groups, Surveys and Market Analysis

The Committee from time-to-time reviews market analyses assessing the extent to which the compensation program established for our named executive officers is competitive when compared with executive compensation programs established by a group of peer companies to ascertain whether the Company is paying its named executive officers in accordance with the Company’s stated compensation philosophy (as discussed under “Objectives and Philosophy” above). For 2010, the Committee retained Hewitt as its compensation consultant to prepare an assessment of general market compensation practices in our and related industries and an analysis of the compensation levels for SS/L senior executives, including Mr. Celli, in comparison to the peer companies. This analysis is referred to as the “2010 SS/L Executive Compensation Review.” The 2010 SS/L Executive Compensation Review compared the compensation levels of SS/L’s senior executive officers, including Mr. Celli, to compensation levels at other peer companies, particularly looking at base salary, actual annual incentives, long-term incentives and the total of these three pay elements.

Hewitt recognized that, prior to the 2010 study, SS/L senior executives had been benchmarked against executives from divisions or business units of larger corporate parents. Hewitt believed and recommended that, given the complexity and sophistication of SS/L’s manufacturing business, it would be appropriate for SS/L senior executive compensation to be compared not only with compensation paid to executives from a peer group consisting of divisions or business units of larger corporate parents but also with compensation paid to executives from a peer group that consisted of sophisticated manufacturers, the executives of which had more significant responsibilities than those of typical division or business unit executives. Accordingly, for the 2010 SS/L Executive Compensation Review, Hewitt developed a custom peer group derived from the Hewitt Total Compensation Measurement™ (TCM™) Database consisting of companies in the following industries:  aerospace, electronics/electrical, research and development, industrial and computers/software and related products. The companies comprising the custom peer group for SS/L in 2010 were:

Aerojet-General Corporation	The Aerospace Corporation	Ametek, Inc.
BAE Systems, Inc.	Brady Corporation	Cooper Industries
Curtiss-Wright Corporation	Emerson Electric Co.	General Dynamics Corporation
Global Crossing Ltd.	Goodrich Corporation	Honeywell International Inc.
Hubbell Incorporated	L-3 Communications Corporation	NCR Corporation
Qwest Communications	Raytheon Company	Rockwell Automation
Rockwell Collins	Schneider Electric USA	Science Applications Int’l Corp.
Siemens	Textron Inc.	Thomas & Betts Corporation
United Space Alliance	United Technologies Corporation	Waters Corporation

Using data from the above-described custom peer group, the 2010 SS/L Executive Compensation Review evaluated base salary, annual bonus compensation and long-term incentives (see “Elements of Compensation” below) for SS/L’s senior executive officers, including Mr. Celli, as compared to officers in similar positions in the peer group. The study concluded that, in general, target total direct compensation for SS/L’s senior executive officers, including Mr. Celli, was below the peer group market median, primarily because their compensation had previously been based on compensation paid to comparable division or business unit executives and did not also take into account compensation paid to executives with more significant responsibilities. Specifically, with respect to Mr. Celli, the study concluded that, although his target total cash compensation was aligned with the market median for leaders of divisions and business units, it was well below the market range for the custom peer group. The study also concluded that Mr. Celli’s long-term incentives were below the market median range for the custom peer group. Based on the 2010 SS/L Executive Compensation Review, Hewitt recommended and the Committee approved an increase in base salary and target bonus percentage for Mr. Celli. See “Elements of Compensation –Base Salary” and “Elements of Compensation – Annual Bonus Compensation” below.

In 2009, the Committee retained Hewitt to prepare a study similar to the 2010 SS/L Executive Compensation Review with respect to our other named executives who work at our corporate office (the “2009 Executive Compensation Review”). The 2009 Executive Compensation Review confirmed that cash compensation levels for the Company’s corporate named executive officers were either in line with or slightly above our objectives and current market conditions. In addition, in connection with the 2009 Executive Compensation Review, in 2009, Hewitt also evaluated our annual MIB program and our long-term incentive program as compared to market practice within a group of peer companies (the “2009 Incentive Compensation Review”). As a result of the 2009 Incentive Compensation Review, the Compensation Committee approved certain long-term incentive awards during 2009 for the named executive officers. The results of and compensation decisions made by the Committee based on these analyses were thoroughly discussed in our Proxy Statement for our 2010 Annual Meeting. Because of the recent peer review analyses undertaken in 2009 for the named executive officers who work at the corporate office, the Committee did not believe that it was necessary to undertake a new peer review analysis for them in 2010.

Elements of Compensation

Total Direct Compensation – Cash and Stock Incentives

Our total direct compensation consists of three components:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Long-term incentive compensation in the form of equity awards.

Base Salary

We provide a base salary for services rendered by our named executive officers throughout the year to give them resources upon which to live and to provide a portion of compensation which is assured in order to help provide them with a certain level of financial security. When determining base salary, we may consider a number of factors, to the extent they are relevant to any named executive officer in any year, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way.

For 2010, Mr. Targoff’s base salary was established by his employment agreement (see “Employment Agreements” below) and remained unchanged from 2009. Effective January 2, 2010, Mr. Celli’s base salary was increased from $354,420 to $450,000. This increase was based on Hewitt’s findings and recommendations in the 2010 SS/L Executive Compensation Review and was approved to more closely align Mr. Celli’s base salary with base salary paid to executives in the custom peer group. Effective December 31, 2010, the Committee approved a 3% increase in base salary for each of Messrs. Mastoloni, Rein and Katz. This increase was approved by the Committee as an ordinary course cost of living adjustment. In addition, effective December 31, 2010, the base salary of each named executive officer (except for Mr. Celli) was increased by $4,000 because the $4,000 annual medical executive reimbursement program in which the named executive officers (except for Mr. Celli) participated was discontinued by the Company for years after 2010.

Annual Bonus Compensation

We provide annual cash bonus incentives for our named executive officers under our Management Incentive Bonus or MIB program to motivate and reward our named executive officers for achieving annual, short-term corporate goals. Each named executive officer has a target bonus opportunity, which is payable upon the achievement of certain performance goals at the target level. The Committee administers the MIB program, sets target bonus opportunities and annual performance goals and determines the degree to which goals have been achieved and the amounts payable under the MIB program each year. The table below sets forth the target bonus opportunity for each named executive officer.

Name	Target Bonus Opportunity (as a % of salary)

Michael B. Targoff	125%
John Celli	75%
Richard P. Mastoloni	45%
Harvey B. Rein	45%
Avi Katz	45%

The target bonus opportunity for Mr. Targoff was set by his employment agreement (see “Employment Agreements” below), and, although no peer analysis was performed specifically for 2010, the target bonus opportunities for the other named executive officers (except for Mr. Celli) were unchanged from 2009 and were set in accordance, and were consistent, with past practice. Effective for 2010, Mr. Celli’s target bonus percentage was increased from 50% to 75% of his base salary. This increase was based on Hewitt’s findings and recommendations in the 2010 SS/L Executive Compensation Review and was approved to more closely align Mr. Celli’s target bonus percentage with those of executives in the custom peer group.

Our named executive officers may earn more or less than their target bonus opportunities if actual performance falls within certain ranges above or below the targeted performance. Specifically, in 2010, the program provided the named executive officers with the opportunity to earn up to 130% of their target percentage for performance at the highest performance level of each component and 70% of their target percentage for performance at the minimum or threshold level of performance for each component, below which level no bonus could be earned. Thus, for each named executive officer, the bonus amount paid could increase or decrease proportionately in accordance with performance against our performance measures. For example, in the case of the CEO, performance at the highest level for each component would mean that he could earn up to 162.5% of his base salary as a bonus, and performance at the threshold level for each component would mean that he could earn 87.5% of his base salary as a bonus.

Our 2010 MIB program structure is described in detail below and was, with one minor exception, substantially similar to the structure used during 2009. The minor difference in the 2010 program from the 2009 program was the way we take into account the effect of corporate operating expenses. For 2010, the effect of corporate operating expenses for the named executive officers in the corporate office (except for Mr. Targoff) was taken into account in the individual objective component of the corporate MIB plan instead of the EBITDA component. The Committee believed that the EBITDA-related target should be measured without regard to corporate operating expenses because these expenses are for the most part fixed and not directly subject to management control. At the same time, however, it was appropriate to include an assessment of whether the corporate named executive officers adhered to their department’s operating expense budgets in the individual objective component so as to incentivize them to remain within their operating budgets. As in 2009, 50% of Mr. Targoff’s bonus opportunity was tied to Telesat performance because a significant portion of Mr. Targoff’s time is devoted to his service on Telesat’s board of directors, to consultations with senior management at Telesat and to overseeing Loral’s rights under the Shareholders’ Agreement with PSP, its Canadian partner in Telesat.1 Also, Mr. Celli’s bonus opportunity was tied solely to performance at SS/L. The Committee believed that this was appropriate because Mr. Celli’s primary responsibility was for the performance of the Company’s SS/L subsidiary.

1 On October 31, 2007, Loral and its Canadian partner, Public Sector Pension Investment Board (“PSP”), through Telesat Holdings, a newly-formed joint venture, completed the acquisition of Telesat Canada (“Telesat”) from BCE Inc. In connection with this acquisition, Loral transferred on that same date substantially all of the assets and related liabilities of its Loral Skynet subsidiary to Telesat. Loral holds a 64% economic interest and a 33⅓% voting interest in Telesat Holdings. In this Proxy Statement, we refer to Telesat Canada as “Telesat” and to the acquisition of Telesat and the related transfer of Loral Skynet to Telesat as the “Telesat transaction.”

All named executive officers, except for Mr. Celli, were eligible for bonuses under the Corporate 2010 MIB Plan. Mr. Celli was eligible under the SS/L 2010 MIB Plan.

Mr. Targoff

In 2010, the Corporate MIB Plan for Mr. Targoff measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting

MIB EBITDA Formula	31¼	%
New Business Benefit	18¾	%
Telesat MIB EBITDA Formula	50%

Mr. Celli

The SS/L MIB Plan for 2010 for Mr. Celli measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting

MIB EBITDA Formula	50%
New Business Benefit	30%
Year-End Cash Balance	20%

Messrs. Mastoloni, Rein and Katz

The Corporate MIB Plan for 2010 for Messrs. Mastoloni, Rein and Katz measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
MIB EBITDA Formula	41⅔	%
New Business Benefit	25%
Individual Objectives	33⅓	%

EBITDA Formulas

In evaluating our financial performance, we use “Adjusted EBITDA” as a measure of our profit or loss. For a full discussion of how we calculate Adjusted EBITDA, please see Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

MIB EBITDA Formula. As stated above, 31¼% of Mr. Targoff’s MIB opportunity, 50% of Mr. Celli’s MIB opportunity and 41⅔% of the MIB opportunity for Messrs. Mastoloni, Rein and Katz was based on an MIB EBITDA Formula. This formula is based on SS/L Adjusted EBITDA, adjusted to remove the effects of earned fee from new business awarded in 2010 that was different from our plan and certain benefits achieved as a result of overhead rates being lower than plan. SS/L Adjusted EBITDA is further adjusted for non-recurring or unusual items, non-operating changes from plan and items not directly subject to management control. In this discussion, we refer to SS/L Adjusted EBITDA, as adjusted by the foregoing, as “MIB EBITDA.” In 2010, management provided the Committee and the Board with a matrix of MIB EBITDA values defining five different performance levels at which officers could earn between 70% and 130% of their target bonuses. The MIB EBITDA goals were as follows:

MIB EBITDA Target (dollars, in millions)	Percent of Target Bonus

75.0	70%
80.0	85%
85.0	100%
90.0	115%
95.0 and above	130%

In 2010, the unusual and non-recurring items, non-operating changes from plan and items not directly subject to management control that were adjustments to SS/L’s Adjusted EBITDA included profit from the planned restart of a satellite the construction of which had been suspended that did not occur as planned and changes in net periodic pension expense. The table below shows how MIB EBITDA was calculated for 2010.

MIB EBITDA Calculation	(Dollars in millions)

2010 Adjusted EBITDA	143.1

Adjustments
New Business earned fee variance	18.5
Overhead rate benefit	(3.2)
Profit from satellite restart that did not occur	1.2
Changes in net periodic pension expense	1.3
Total Adjustments	17.8

2010 MIB EBITDA	160.9

Achievement in 2010 by SS/L of MIB EBITDA of $160.9 million resulted in a bonus payout for that component at the maximum 130% level.

Telesat MIB EBITDA Formula. As stated above, 50% of Mr. Targoff’s MIB opportunity was based on Telesat performance. This formula is based on Telesat Adjusted EBITDA, adjusted for non-recurring or unusual items, non-operating changes from plan and items not directly subject to management control. In this discussion, we refer to Telesat Adjusted EBITDA, as further adjusted by the foregoing, as “Telesat MIB EBITDA.” In 2010, management provided the Committee and the Board with a matrix of Telesat MIB EBITDA values defining five different performance levels at which Mr. Targoff could earn between 70% and 130% of his target bonus. The Telesat MIB EBITDA goals were as follows:

Telesat MIB EBITDA Target (CAD, in millions)	Percent of Target Bonus

571.2	70%
586.2	85%
601.3	100%
616.3	115%
631.3 and above	130%

In 2010, the unusual and non-recurring items, non-operating changes from plan and items not directly subject to management control that were adjustments to Telesat’s Adjusted EBITDA included the effect of foreign exchange rate changes and unbudgeted severance expense. The table below shows how Telesat MIB EBITDA was calculated for 2010.

Telesat MIB EBITDA Calculation	(CAD in millions)

2010 Telesat Adjusted EBITDA	625.0

Adjustments
Effect of foreign exchange rates	14.7
Unbudgeted severance expense	0.8
Total Adjustments	15.5

2010 Telesat MIB EBITDA	640.5

Achievement in 2010 by Telesat of Telesat MIB EBITDA of CAD 640.5 million resulted in a bonus payout for that component at the maximum 130% level.

In setting MIB EBITDA and Telesat MIB EBITDA targets for the MIB program, the Committee reviewed the budgets developed by our management and approved by our Board. The Committee used the budgeted numbers as the “target” due to the rigor and tactical planning involved in their development, the importance of achieving these goals as part of our longer term strategic plan and the acceptance of management’s commitments by the Board. The Committee and the Board believed that achieving these budgets would represent a fair target for management when considering internal and external challenges expected to affect us in 2010. These challenges included the global economic environment, the extremely competitive nature of the satellite manufacturing and operating industries, as well as, insofar as SS/L was concerned, improving SS/L’s operating metrics, including performance of technically difficult programs. The “threshold” MIB EBITDA metrics were set below the “target” amounts. These amounts were considered minimally acceptable, but likely achievable given the factors discussed above. The “outstanding” MIB EBITDA metrics were set higher than the “target” amounts. These levels were considered to be a significant stretch above budget and would be quite difficult to achieve given the challenges faced by management.

SS/L Performance Formulas

In addition to the MIB EBITDA Formula, two other metrics were used in 2010 to measure SS/L performance:  New Business Benefit and Year-End Cash Balance. These formulas are described below.

New Business Benefit. This component measures the expected contribution from new satellite awards won during the year against target expected contribution amounts. Expected contribution for a satellite construction contract is defined as total estimated revenue over the life of the contract less total estimated direct costs at completion of construction, as measured at the end of the year of award. In 2010, management provided the Committee and the Board with an aggregate target for expected contribution from all new satellite awards won during the year. In computing the level of achievement, expected contribution amounts were subject to the following two adjustments designed to incentivize management to structure contracts to provide better cash flow and minimize in-orbit risk to the Company: (i) for new satellite awards won during the year that contain no deferred customer payments which are generally due over the life of the satellite (“orbital incentives”), an additional 10% of the expected contribution was included in calculating the New Business Benefit (i.e. the New Business Benefit would be 110% of the expected contribution); and (ii) for new satellite awards won during the year that do not have orbital incentives and do not have any performance warranty obligation to the customer in the event of in-orbit anomalies (“warranty payback”), an additional 2% of the total estimated revenue over the life of the contract was included in calculating the New Business Benefit (i.e. the New Business Benefit would be 110% of the expected contribution plus 2% of the total estimated revenue over the life of the contract). The New Business Benefit component was designed to motivate SS/L employees to maximize the expected economic value of new contract awards during the year, maximize cash flow and minimize in-orbit risk and measured achievement of specific quantitative goals relating to contribution from new business during 2010.

Following the end of 2010, actual expected contribution results were compared with the target, and the level of achievement, as adjusted for the two adjustments described above, was determined. In 2010, SS/L achieved New Business Benefit above the maximum target, resulting in a bonus payout for that component at the maximum 130% level. The Company believes that the actual dollar targets of the New Business Benefit formula are proprietary and confidential and that disclosure of such targets would be competitively harmful to the Company.

In 2010, the New Business Benefit performance formula was set to challenge and motivate the executives, while making achievement of target levels at the 100% level, albeit difficult, readily achievable. Target goals at the 100% level were set with the objective of making it just as likely for SS/L’s executives to achieve those goals as it would be for them to miss the goals.

Year-End Cash Balance. This component measures the level of cash on SS/L’s balance sheet at year-end. Attainment of the cash balance target is based upon a subjective assessment of cash management including indirect expenditures, capital expenditures, inventory balances and program assets. This component was designed to motivate SS/L to maximize the amount of cash on its balance sheet by improving contract performance and by reducing spending. In 2010, management provided the Committee and the Board with a matrix of Year-End Cash Balance values defining five different performance levels at which officers could earn between 70% and 130% of their target bonuses. The Year-End Cash Balance goals were as follows:

Year-End Cash Balance Target (dollars, in millions)	Percent of Target Bonus

32.6	70%
39.6	85%
46.6	100%
53.6	115%
60.6 and above	130%

In 2010, SS/L achieved Year-End Cash Balance of $139.0 million, resulting in a bonus payout for that component at the maximum 130% level.

In 2010, the Year-End Cash Balance performance formula was set to challenge and motivate the executives, while making achievement of target levels at the 100% level, albeit difficult, readily achievable. Target goals at the 100% level were set with the objective of making it just as likely for SS/L’s executives to achieve those goals as it would be for them to miss the goals.

SS/L Executive Performance Awards

In addition to the basic SS/L MIB plan described above, in 2010, SS/L continued a program instituted in 2009 to reward its senior executives, including Mr. Celli, for performance that far exceeded the targets established by the basic MIB plan with respect to the MIB EBITDA and New Business Benefit components. Depending on the level of achievement of MIB EBITDA and New Business Benefit, executive performance awards could range from 0% up to 41.5% of base salary. Specifically, with respect to MIB EBITDA, for achievement of MIB EBITDA between $102.5 million and $113.5 million, senior executives could earn up to 20.75% of base salary. Similarly, with respect to New Business Benefit, for achievement of contribution from new programs at levels that were significantly above the basic targets, senior executives could earn up to 20.75% of base salary. Interpolation applies for performance between established levels.

In 2010, SS/L senior executives achieved executive performance awards of the maximum 20.75% of base salary with respect to MIB EBITDA. SS/L senior executives did not achieve any executive performance awards with respect to SS/L New Business Benefit.

SS/L Qualitative Performance Awards

In addition to the basic SS/L MIB plan and the SS/L Executive Performance plan, for SS/L personnel, including Mr. Celli, there were qualitative factors that could affect bonuses. Bonuses for SS/L executives could be increased or decreased by up to 10% of their targets based on qualitative measures relating to compliance with Sarbanes Oxley issues. Awards under this component of SS/L’s MIB plan are made by the Committee based on the subjective recommendation of SS/L management.

In 2010, bonuses for SS/L personnel were neither increased nor decreased as a result of qualitative performance.

Individual Objectives

As stated above, 33⅓% of the MIB opportunity for each of Messrs. Mastoloni, Rein and Katz and was based on individual performance objectives that were assigned to them by the Committee for 2010.

Objectives for Mr. Mastoloni were to:
•	manage the Company’s and SS/L’s Treasury groups to reach their objectives and support Treasury initiatives;
•	ensure and monitor funding and liquidity of the Company and SS/L at all times;
•	manage cash, currency and interest rate exposure;
•	maintain bank and institutional relationships for credit and services;
•	chair the Investment Committee and oversee management of our pension plan investments and 401(k) fund availability;
•	develop and execute other financing, investment, acquisition and/or strategic opportunities, at the direction of the CEO;
•	support financial aspects of Company and SS/L transactions, contracts and financings; and
•	oversee and manage investor relations and interface with institutional investors.

Objectives for Mr. Rein were to:
•	provide leadership and oversight of the Company’s financial function;
•	timely and accurately file all SEC reports and improve the efficiency of periodic closes and financial reporting; and
•	explore pension plan funding alternatives.

Objectives for Mr. Katz were to:
•	ensure timely (by SEC due dates) and accurate filing of all SEC reports under control of the legal department and other SEC support as required;
•	effectively manage all litigation;
•	provide legal support as required for SS/L and joint venture businesses and Company transactions; and
•	manage and oversee corporate governance functions.

In 2010, with respect to individual objectives for Messrs. Mastoloni, Rein and Katz, the Committee awarded them 130% of their targets because of their outstanding performance in fully, effectively and timely achieving their objectives as well as achieving other tasks and assignments beyond their objectives.

Actual Results

After the end of the year, in order to determine the amount to be paid to named executive officers under the MIB programs, the Committee compared actual performance against target for each goal as described above. Taking into account the achievement levels for each component as discussed above and the relative weighting of each component resulted in bonus payments, for each of Messrs. Targoff, Mastoloni, Rein and Katz, at an aggregate of 130% of their targets, and, for Mr. Celli, at an aggregate of 157% of his target.

Long-term Incentive Compensation

General

We also provide long-term equity incentive compensation to our named executive officers through our Amended and Restated 2005 Stock Incentive Plan. We believe that equity-based awards help to align the financial interests of our named executive officers with those of our stockholders by providing our named executive officers with an additional equity stake in the Company. Equity-based awards also reward our named executive officers for increasing stockholder value.

Our Stock Incentive Plan allows us to grant a variety of stock-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. These types of awards measure Company performance over a longer period of time than the other methods of compensation. The Committee administers the Amended and Restated 2005 Stock Incentive Plan and determines the level and type of awards granted to the named executive officers.

In addition to our Stock Incentive Plan, in 2009, the Company established the SS/L Phantom SAR program to incentivize and reward executives and employees based on an increase in a synthetically designed equity value for SS/L over a defined vesting period. A one-time grant of these SS/L Phantom SARs was made in 2009 to all of the named executive officers, except for Mr. Targoff. A more complete description of our SS/L Phantom SAR program and the awards granted thereunder is set forth below under the heading “Outstanding Equity Awards at 2010 Fiscal Year-End.”

In general, when granting equity-based awards, the Committee takes into account the following subjective and objective factors:

•	The level of responsibility of each named executive officer;

•	The contributions of each named executive officer to our financial results;

•	Retention considerations; and

•	Practices of companies in our peer group.

Prior to making a grant, the Committee also considers our stock price, the volatility of the stock price and potential dilution.

The process by which the Committee evaluates, considers and approves equity-based awards is generally as follows. The Committee determines the nature and value of various equity-based awards by first looking both at market conditions, which may include review of peer company data, and at the estimated value of particular types of awards to develop ranges of awards for the named executive officers. After developing the potential range of awards, the Committee seeks recommendations from the CEO as to the value of the awards to be granted to specific individuals, other than the CEO. The Committee then reviews the recommendations, considers the total recommended grant size as compared to outstanding shares and expected dilution and makes the final grant decision for the named executive officers other than the CEO. The Committee independently undertakes the same evaluation and makes an award determination with respect to the CEO. If stock options or stock appreciation rights are the selected form of award, the Committee may use the Black-Scholes pricing model (a formula widely used to value exchange-traded options and determine the present value of the executive option award) or other pricing models as appropriate to determine the value of the awards and for comparison to equity-based compensation for executives in our peer group.

To date, all option grants have had an exercise price equal to at least the fair market value of our Voting Common Stock on the grant date. We do not grant equity-based awards in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information to coincide with our equity-based award grant dates. We have not yet adopted a fixed policy or practice with regard to the timing of equity-based award grants but may consider doing so in the future. We do not have a specific policy regarding ownership of Company stock by our named executive officers. Our policy on insider trading and confidentiality generally restricts executive officers from engaging in short-term or speculative transactions involving our stock, including short sales and publicly traded options.

In 2010, the Committee did not make any equity awards to the named executive officers. The Committee believed that the equity awards granted to the named executive officers in previous years were sufficient to continue to align the financial interests of our named executive officers with those of our stockholders and to incentivize them to increase stockholder value. Specifically, awards granted in 2009 provided for vesting schedules over a period of years which, the Committee believed, provide for continued motivation and reward our named executive officers in line with our stockholders over the vesting period. The Committee also believed that equity-based awards that were fully vested before 2010 continue to provide long-term stockholder value beyond the vesting dates because of the continued upside financial potential for executives.

Other Benefits and Perquisites

Our named executive officers receive other benefits also available to other salaried employees. For example, we provide our named executive officers and other U.S. salaried employees with health insurance, life insurance, vacation pay and sick pay. Also, in order to compete effectively in attracting and retaining qualified named executive officers, we provide them with universal life insurance policies in various amounts beyond that provided for other employees. In 2010, we also provided them with a program to reimburse medical and dental expenses not otherwise covered by our insurance program up to a maximum of $4,000 for the year. We do not provide our named executive officers with automobiles, aircraft for personal use, personal living accommodations, club memberships or reimbursement of “social expenses” except to the extent that they are specifically, directly and exclusively used to conduct Company business. Other than the additional life insurance and executive medical reimbursement, the Committee has determined that there generally should be no perquisites or similar benefits for named executive officers which are not consistent with those available to other salaried employees.

Nonqualified Deferred Compensation

In December 2005, in connection with our emergence from bankruptcy, pursuant to our plan of reorganization, we entered into deferred compensation arrangements for certain key employees, including our named executive officers. These deferred compensation awards were calculated by multiplying $9.441 by the number of shares of Voting Common Stock underlying the stock options granted to these key employees in connection with our emergence from bankruptcy. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. As of December 31, 2010, all named executive officers have vested in their accounts in full. The vested balance as of December 31, 2010 for each of the named executive officers was the full value originally accrued to each of the accounts. For Messrs. Celli and Rein, the vested balance also includes the value of interest earned on the portion of their accounts that was converted to an interest-bearing account upon exercise of stock options in 2010. Deferred amounts, if any, become payable on the earlier of the recipient’s termination of employment, a change in control of the Company or seven years from the date of grant.

Retirement Benefits

Retirement benefits are intended both to recognize long-term service with us and to keep the overall pay packages for our named executive officers comparable to that of our peer group so that we can attract and retain high quality executive officers and compete effectively with our peer companies. The Company maintains two types of retirement plans covering its executive officers:  a defined benefit pension plan and a defined contribution savings plan. Pension benefits are also provided through a “non-qualified” plan. The non-qualified plan, also known as the Supplemental Executive Retirement Plan (“SERP”), is designed to “restore” the benefit levels that may be limited by IRS regulations. In December 2010, the Company separated its SERP into two separate plans — one covering executives of the corporate office (the “Loral SERP”) and the other covering executives of SS/L (the “SS/L SERP”).

Our qualified pension plan covers all named executive officers. In 2006, the Company changed the qualified pension plan, which for all named executive officers other than Mr. Celli previously had been administered on a non-contributory basis, to require certain contributions by participants thereby having the effect of sharing the cost of providing pension benefits with the named executive officers.

Our qualified savings plan benefits all named executive officers. Named executive officers who make contributions to the savings plan receive matching contributions from the Company of up to 6% of a participant’s eligible base salary at a rate of 66⅔%. All current named executive officers are eligible to and do participate in our qualified savings plan.

The qualified pension plan is subject to the Internal Revenue Code’s limits on covered compensation and benefits payable. Named executive officers who earn in excess of applicable IRS limits also participate in either the Loral SERP or the SS/L SERP. Non-qualified excess benefits and supplemental retirement plans under ERISA provided by these SERPs restore the benefits that would be payable to participants under the qualified pension plan except for the limitations imposed on qualified plans under the Internal Revenue Code.

Under both the Loral SERP and the SS/L SERP, each participant will receive the difference, if any, between the full amount of retirement income due under the pension plan formula without application of the IRS limitations and the amount of retirement income payable to the participant under the pension plan formula when applicable Internal Revenue Code limitations are applied. All of our named executive officers are eligible to receive benefits from either the Loral SERP or the SS/L SERP.

Employment Agreements

CEO – Michael B. Targoff

On March 1, 2006, Michael Targoff became our Chief Executive Officer. On March 28, 2006, we entered into an employment agreement with Mr. Targoff. This agreement expired on December 31, 2010, and the Committee is in discussions with Mr. Targoff regarding terms for his continued employment. Prior to becoming our Chief Executive Officer, Mr. Targoff was Vice Chairman of our Board. We believed it was important and desirable to enter into an employment agreement with Mr. Targoff, which includes severance arrangements, in order to induce him to assume the position of Chief Executive Officer and to assure him of a degree of certainty relating to his employment situation and thereby secure his dedication notwithstanding any concern he might have regarding his continued employment prior to or following termination or a change in control.

Mr. Targoff’s employment agreement was amended and restated on December 17, 2008 primarily in order to bring it into documentary compliance with Section 409A of the Internal Revenue Code (“Section 409A”) before December 31, 2008 as required by the IRS.

Under his employment agreement, Mr. Targoff was entitled to receive an annual base salary of $950,000, which was subject to annual review by our Board. The employment agreement also provided that Mr. Targoff would participate in our Management Incentive Bonus Program, with a target annual bonus of one hundred twenty-five percent (125%) of his base salary.

Pursuant to his employment agreement, Mr. Targoff was granted in March 2006 five year options to purchase 825,000 shares of our Voting Common Stock with a per-share exercise price equal to $26.915, the fair market value of one share of our Voting Common Stock on the date of grant. This grant served as Mr. Targoff’s equity awards for 2006 and 2007 and was subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at our 2007 annual meeting of stockholders. As of March 28, 2009, Mr. Targoff was fully vested in these options. Mr. Targoff exercised 300,000 of these options in May 2010 and the remaining 525,000 options in January 2011.

Mr. Targoff was also entitled under his employment agreement to participate in all Company benefit plans, including our Amended and Restated 2005 Stock Incentive Plan, available to our other executive officers. Mr. Targoff’s participation is on the same basis as other executive officers of the Company.

Upon Mr. Targoff’s termination of employment on account of death or permanent disability during the contract term, or if, during the term of the contract, his employment would have been terminated by Loral without “cause” or if Mr. Targoff resigned for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff would have been entitled to a severance payment described below and to accelerated vesting of a portion (in the case of death or disability) or all (in the case of termination by Loral without “cause” or resignation for “good reason”) of his options. These arrangements are described more fully below under “Compensation Tables – Potential Change in Control and other Post Employment Payments.”

Mr. Targoff’s employment agreement provided that during the term of Mr. Targoff’s employment with Loral and for a twelve-month period (or twenty-four (24) months in the case of termination following a change in control of Loral) following a termination of employment, Mr. Targoff was restricted from (i) engaging in competitive activities, (ii) directly or indirectly soliciting current and certain former employees of Loral or any of its affiliates and (iii) knowingly soliciting, directly or indirectly, any customers or suppliers within the twelve-month period prior to such termination of employment to terminate or diminish their relationship with Loral or any of its affiliates. In addition, the agreement provided that Mr. Targoff was not allowed to disclose confidential information of Loral.

Mr. Targoff’s employment agreement also provided that if any provision of the agreement (or of any award of compensation, including equity compensation or benefits) would have caused him to incur any additional tax or interest under Section 409A, the Company would, after consulting with him, reform such provision to comply with Section 409A, but only if, after consultation, such provision could be reformed to so comply, provided that the Company agreed to maintain, to the maximum extent practicable, the original intent and economic benefit to Mr. Targoff of the applicable provision without violating the provisions of Section 409A. In addition, we agreed to indemnify Mr. Targoff, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) that may be imposed on him by Section 409A as a result of the options being granted subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan.

In addition, Mr. Targoff’s employment agreement provided for the reimbursement of his attorney’s fees in connection with the negotiation of the employment agreement and a tax gross-up payment to cover his taxes for any such reimbursement.

Loral Holdings Corporation and SS/L guaranteed the payment and performance of Loral’s obligations under the employment contract with Mr. Targoff.

Other Named Executive Officers

None of the named executive officers other than Mr. Targoff has an employment agreement with the Company. Prior employment agreements with these officers expired on November 21, 2007.

Severance Policy for Named Executive Officers

In June 2006, the Company formally adopted a severance policy for corporate officers, including the named executive officers who were designated by the plan administrator (other than Mr. Targoff, whose severance, if terminated in 2010, would have been governed by his employment agreement as described above). This policy was amended and restated on December 17, 2008 primarily in order to bring it into documentary compliance with Section 409A of the Internal Revenue Code before December 31, 2008 as required by the IRS. The Loral Space & Communications Inc. Severance Policy for Corporate Officers (Amended and Restated as of December 17, 2008) (the “Severance Policy for Corporate Officers”) provides for severance benefits following the termination of an eligible officer’s employment by the Company without cause. Severance benefits will be provided at different levels, depending on the seniority and length of service of the officer when termination occurs. Severance benefits are not provided in the event employment is terminated due to death, disability or retirement.

SS/L’s severance policy, last amended in September 2010, provides for separation pay in the event of involuntary termination of employment. Under this policy, separation pay is provided at different levels depending on the seniority and length of service of the officer when termination occurs. The policy also provides for enhanced severance pay for designated employees upon or within 12 or 18 months following a change in control of SS/L. Severance benefits are not provided in the event employment is terminated due to voluntary retirement or involuntarily for poor performance, violation of SS/L policies or for other cause.

Both Loral and SS/L believed it was important and desirable to adopt a severance policy in order to assure Loral’s and SS/L’s officers of a degree of certainty relating to their employment situation and thereby secure their dedication, notwithstanding any concerns they might have regarding their continued employment prior to or following termination or a change in control.

Role of Executive Officers in Pay Decisions

Upon the request of the Committee, certain of our employees including certain executive officers, compile and organize information, arrange and attend meetings and provide support for the Committee’s work. Mr. Targoff, our Chief Executive Officer and President, recommends compensation levels and awards to the Committee with respect to the other named executive officers. The Committee determines Mr. Targoff’s compensation without any input from any other executive officer. Ultimately, all compensation decisions for the named executive officers are approved by the Committee.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our corporate tax deduction for compensation paid to our named executive officers that is not “performance based” to $1 million annually per executive officer. Options granted under our Amended and Restated 2005 Stock Incentive Plan are designed to meet the Section 162(m) requirements for performance-based compensation, and are, therefore, exempt from the $1 million limitation on tax deductions for a named executive officer’s compensation in any fiscal year. Our MIB program, however, while performance-based, is not designed to meet the technical Section 162(m) requirements. Accordingly, for 2010, compensation in the amount of $1,922,991 in the aggregate payable to our named executive officers will not be deductible. In addition to the MIB program, there may be other instances in which the Committee determines that it cannot structure compensation to meet Section 162(m) requirements. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in our best interests and those of our stockholders, even though doing so may reduce the amount of our tax deduction for such compensation.

Other provisions of the Internal Revenue Code also may affect the decisions which the Committee makes. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. Under Section 280G of the Internal Revenue Code, a company also loses its tax deduction for these “excess” payments. The employment agreement with our CEO provided that all severance benefits under that agreement that result from a change in control would be “grossed up,” if necessary, so that we reimburse him for these tax consequences. Although this gross-up provision and loss of deductibility would have increased the severance expense to us, the Committee believed it was important that the effects of this tax code provision not negate the protections which we intended to provide to our CEO in the event of a change in control. The Committee also believed it was necessary to provide this benefit to our CEO in order to encourage him to take the position of CEO in March 2006 when we were negotiating the terms of his employment with us.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and included in this Proxy Statement.

The Compensation Committee

Mark H. Rachesky, M.D., Chairman
John D. Harkey, Jr.

Compensation Tables

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total(6)
Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael B. Targoff	2010	$953,669	—	—	$1,550,250	$560,000	$98,683	$3,162,602
Vice Chairman of	2009	$953,654	$1,489,513	$1,423,488	$1,543,750	$613,000	$1,076,900	$7,100,305
the Board, Chief Executive Officer and President	2008	$957,308	—	—	$1,445,188	$428,000	$(699,573)	$2,130,923

John Celli	2010	$451,363	—	—	$529,958	$289,000	$8,707	$1,279,028
President of Space
Systems/Loral, Inc.

Richard P. Mastoloni	2010	$501,544	—	—	$303,344	$108,000	$18,405	$931,293
Senior Vice President –	2009	$492,965	$27,983	$120,750	$273,504	$75,000	$396,667	$1,386,869
Finance and Treasurer	2008	$488,731	—	—	$256,389	$45,000	$(274,876)	$515,244

Harvey B. Rein	2010	$491,204	—	—	$297,138	$307,000	$21,784	$1,117,126
Senior Vice President and	2009	$482,801	$27,983	$120,750	$267,864	$225,000	$494,456	$1,618,854
Chief Financial Officer	2008	$478,654	—	—	$240,415	$125,000	$(344,956)	$499,113

Avi Katz	2010	$489,231	—		$295,954	$148,000	$22,299	$955,484
Senior Vice	2009	$480,862	$27,983	$120,750	$266,789	$105,000	$494,971	$1,496,355
President, General Counsel	2008	$476,731	—	—	$239,450	$62,000	$(344,441)	$433,740
and Secretary

(1)
Amounts shown for 2009 represent the aggregate grant date fair value of restricted stock units granted to the named executive officers in 2009 ($8.5115 per unit for the grant to Mr. Targoff and $18.655 per unit for the grants to Messrs. Mastoloni, Rein and Katz).

For Mr. Targoff, in addition to the aggregate grant date fair value of the 85,000 restricted stock units granted on March 5, 2009, the amount shown also includes the aggregate grant date fair value as of March 5, 2009 of the 50,000 and 40,000 restricted stock units that the Company agreed, on that date, to grant to him on March 5, 2010 and March 5, 2011, respectively.

The value of all amounts listed in this column was calculated in accordance with FASB ASC Topic 718. The assumptions used to determine the valuation of the awards are discussed in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Stock Plans.”

(2)	For 2009, amounts shown represent the aggregate grant date fair value of stock options granted to Mr. Targoff in 2009.

For 2009, for Messrs. Mastoloni, Rein and Katz, amounts shown represent the aggregate grant date fair value of SS/L Phantom SARs granted to them in 2009. All such amounts are based on the expected outcome of the application of the SS/L Phantom SAR formula based on SS/L’s business forecast on the date of grant, which was $3.45 per SS/L Phantom SAR. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

The value of all amounts listed in this column was calculated in accordance with FASB ASC Topic 718. The assumptions used to determine the valuation of the awards are discussed in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Stock Plans.”

(3)
Amounts shown represent the annual incentive bonuses earned under our Management Incentive Bonus Plan. See “Executive Compensation – Compensation Discussion and Analysis –  Elements of Compensation – Annual Bonus Compensation” for a description of these bonuses.

(4)
For 2010, represents the aggregate increase in the actuarial present value of pension benefits between fiscal year-end 2009 and fiscal year-end 2010. For 2009, represents the aggregate increase in the actuarial present value of pension benefits between fiscal year-end 2008 and fiscal year-end 2009. For 2008, represents the aggregate increase in the actuarial present value of pension benefits between fiscal year-end 2007 and fiscal year-end 2008. See the “Pension Benefits” table below for further discussion regarding our pension plans.

(5)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table above.

All Other Compensation

		Value of	Company	Medical
		Insurance	Matching	Executive	Deferred
		Premiums	401(k)	Reimbursement	Compensation
Name	Year	Paid	Contributions	Expense	Expense	Other	Total

Michael B. Targoff	2010	$25,105	$9,800	$3,778	—	$60,000	$98,683
	2009	$25,105	$9,800	$4,400	$1,009,734	$27,861	$1,076,900
	2008	$25,105	$9,200	$4,932	$(785,656)	$46,846	$(699,573)

John Celli	2010		$8,707	—	—	—	$8,707

Richard P. Mastoloni	2010	$4,827	$9,800	$3,778	—	—	$18,405
	2009	$4,827	$9,800	$4,400	$377,640	—	$396,667
	2008	$4,827	$9,200	$4,932	$(293,835)	—	$(274,876)

Harvey B. Rein	2010	$8,206	$9,800	$3,778	—	—	$21,784
	2009	$8,206	$9,800	$4,400	$472,050	—	$494,456
	2008	$8,206	$9,200	$4,932	$(367,294)	—	$(344,956)

Avi Katz	2010	$8,721	$9,800	$3,778	—	—	$22,299
	2009	$8,721	$9,800	$4,400	$472,050	—	$494,971
	2008	$8,721	$9,200	$4,932	$(367,294)	—	$(344,441)

The table above identifies and quantifies the compensation items set forth in the “All Other Compensation” column. These items include the value of life insurance premiums paid by the Company, Company 401(k) matching contributions, the expense incurred by us with respect to the participation in our medical executive reimbursement program and the expense recognized by us with respect to the deferred compensation accounts. Upon emergence from bankruptcy in 2005, each named executive officer received an award of a deferred compensation account valued at $9.441 per unit. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan, the deferred compensation units were subject to vesting at the rate of 25% of the units per year on the first, second, third and fourth anniversaries of the effective date of our plan of reorganization (November 21, 2005). All deferred compensation units were vested as of November 21, 2008 for Messrs. Targoff, Mastoloni, Rein and Katz and as of November 21, 2009 for Mr. Celli. The amounts in this column related to these deferred compensation accounts represent the expense recognized by us for each named executive officer in 2010, 2009 and 2008. For 2010, we did not recognize any expense because the value of our stock was above the maximum $28.441 level on both January 1, 2010 and December 31, 2010. For 2009, the “Deferred Compensation Expense” column includes the effect of a $9.441 gain attributed to each named executive officer in his deferred compensation account due to the increase in the value of our stock from below $19 (the threshold above which the deferred compensation accounts have positive value) on January 1, 2009 to the maximum $28.441 level on December 31, 2009. For 2008, the “Deferred Compensation Expense” column includes the effect of the loss sustained by each named executive officer in his deferred compensation account due to the value of our stock on December 31, 2008 being below $19 (the threshold above which the deferred compensation accounts have positive value).

For Mr. Targoff, the “Other” column in the table above includes (i) $60,000, $25,000 and $25,000 for director fees received in 2010, 2009 and 2008, respectively, for his service on the Board of Directors (see “Director Compensation” above); (ii) $2,861 for reimbursement of legal fees ($1,445) and a tax gross-up ($1,416) in 2009 in connection with the amendment of his employment agreement; and (iii) $21,846 for reimbursement of legal fees ($12,387) and a tax gross-up ($9,459) in 2008 in connection with the amendment of his employment agreement.

(6)
The “Total” column for 2008 includes the effect of the loss sustained by each named executive officer in his deferred compensation account due to the value of our stock on December 31, 2008 being below $19 (the threshold above which the deferred compensation accounts have positive value). See Note 5 above. Without giving effect to these losses, total compensation for 2008 for Messrs. Targoff, Mastoloni, Rein and Katz would have been $2,916,579, $809,079, $866,407 and $801,034, respectively.

Grants of Plan-Based Awards in 2010

The following table provides information about plan-based awards granted to our named executive officers in 2010. The column titled “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” represents the annual incentive opportunity for 2010 available to Messrs. Targoff, Mastoloni, Rein and Katz under the Company’s 2010 Management Incentive Bonus Plan and to Mr. Celli under SS/L’s 2010 Management Incentive Bonus Plan. Payouts under these plans are made annually, dependent upon the achievement of certain pre-defined performance goals. The material terms of these plans including a full description of the performance targets and weightings are set forth above under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Bonus Compensation.” The actual earned amount for 2010 under these plans is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no equity-based awards to named executive officers in 2010.

2010 Grants of Plan-Based Awards

		Estimated Possible Payouts Under
		Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)

Michael B. Targoff	7/21/2010	$834,750	$1,192,500	$1,550,250

John Celli	7/21/2010	$236,250	$337,500	$625,500

Richard P. Mastoloni	7/21/2010	$163,339	$233,342	$303,344

Harvey B. Rein	7/21/2010	$159,997	$228,568	$297,138

Avi Katz	7/21/2010	$159,360	$227,657	$295,954

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the holdings of stock options and other stock awards by the named executive officers as of December 31, 2010.

The table also includes information on the holdings of Phantom Stock Appreciation Rights Relating to SS/L (“SS/L Phantom SARs”) by the named executive officers (other than Mr. Targoff) as of December 31, 2010. The following describes the SS/L Phantom SAR program.

SS/L Phantom SARs. The SS/L Phantom SAR program was designed and implemented in 2009 to incentivize and reward employees based on an increase in a synthetically designed equity value for SS/L. Because SS/L common stock is not freely tradable on the open market and thus does not have a readily ascertainable market value, SS/L equity value under the program is derived from a formula that calculates equity value based on a multiple of Adjusted EBITDA plus cash on hand less debt at the end of the relevant year. The SS/L Adjusted EBITDA is determined annually by reference to Loral’s SEC filings if available on the determination date or, if such filings are not then available, by Loral’s Board of Directors. For purposes of the program, SS/L’s equity value was set initially at $10 per share. Each SS/L Phantom SAR provides the recipient with the right to receive an amount equal to the increase in SS/L’s notional stock price over the $10 base price multiplied by the number of SS/L Phantom SARs vested on the applicable vesting date.

Unlike regular stock appreciation rights, which may be voluntarily exercised at any time after vesting, because of the complex constraints imposed by Internal Revenue Code Section 409A, the SS/L Phantom SARs were designed with fixed exercise dates. As such, the SS/L Phantom SARs are automatically exercised and the SAR value (if any) is paid out on each vesting date. Vesting is subject to full or partial acceleration upon death, disability or termination of employment without cause, and upon a change in control of Loral or SS/L. SS/L Phantom SARs may be settled in Loral stock or cash at the option of the Committee.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards							Stock Awards
			Equity
			Incentive
			Plan
			Awards:							Market
	Number of	Number of	Number of					Number of		Value of
	Securities	Securities	Securities					Shares or		Shares or
	Underlying	Underlying	Underlying,					Units of		Units of
	Unexercised	Unexercised	Unexercised		Option			Stock That		Stock That
	Options	Options	Unearned		Exercise		Option	Have Not		Have Not
	Exercisable	Unexercisable	Options		Price		Expiration	Vested		Vested
Name	(#)	(#)	(#)		($)		Date	(#)		($)

Michael. B. Targoff	106,952	—			$28.441		12/21/2012	40,000	(1)	$3,060,000	(2)
	525,000	—			$26.915		3/28/2011
	62,500	62,500			$35.000		6/30/2014

John Celli	—	—	22,500	(3)	$10.00	(4)	3/18/2016

Richard P. Mastoloni	40,000	—			$28.441		12/21/2012	564	(5)	$43,146	(2)
			17,500	(3)	$10.00	(4)	3/18/2016

Harvey B. Rein	35,000	—			$28.441		12/21/2012	564	(5)	$43,146	(2)
			17,500	(3)	$10.00	(4)	3/18/2016

Avi Katz	50,000	—			$28.441		12/21/2012	564	(5)	$43,146	(2)
			17,500	(3)	$10.00	(4)	3/18/2016

(1)
Mr. Targoff was granted 85,000 restricted stock units on March 5, 2009, and the Company agreed, on that date, to grant him an additional 50,000 and 40,000 restricted stock units on the first and second anniversaries of the grant date, respectively. Vesting of the initial grant required the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. Vesting of the subsequent grants is subject only to the stock-price vesting condition. The stock price condition was satisfied in 2009.

(2)	Represents market value of restricted stock units outstanding on December 31, 2010 based on the $76.50 closing price of our Voting Common Stock on that date.

(3)
Represents number of SS/L Phantom SARs held as of December 31, 2010. For Messrs. Celli, Mastoloni, Rein and Katz, the SS/L Phantom SARs have the following vesting schedule:  50% vested on March 18, 2010, 25% vested on March 18, 2011, and 25% vest on March 18, 2012.

(4)	Represents the strike price of the SS/L Phantom SARs based on the synthetically derived equity value for SS/L.

(5)
Represents number of restricted stock units held as of December 31, 2010. For Messrs. Mastoloni, Rein and Katz, vesting of the restricted stock units requires the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. The time-based vesting condition has the following vesting schedule:  25% vested immediately upon grant and 6¼% vest over each of the next twelve quarters on the second Monday of each September, December, March and June, through June 11, 2012, provided the named executive officer remains employed on each vesting date. The stock price condition was satisfied in 2010.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information on the exercise of stock options and vesting of other stock awards held by the named executive officers during 2010.

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired		Value Realized	Shares Acquired		Value Realized
	on Exercise		on Exercise	on Vesting		on Vesting
Name	(#)		($)	(#)		($)

Michael B. Targoff	300,000		$3,808,500	135,000	(1)	$4,770,900

John Celli	40,000		$1,837,012
	22,500	(2)	$316,575

Richard P. Mastoloni	17,500	(2)	$246,225	936	(3)	$49,414

Harvey B. Rein	15,000		$693,060	936	(3)	$49,414
	17,500	(2)	$246,225

Avi Katz	17,500	(2)	$246,225	936	(3)	$49,414

(1)
Represents restricted stock units, payable in the Company’s discretion in cash or in stock. Value realized is as of the date of vesting, March 5, 2010. These restricted stock units will be settled on the earlier of (a) March 31, 2013, (b) death or disability, (c) separation from service and (d) consummation of a change in control.

(2)	Represents SS/L Phantom SARs that vested and were paid on March 18, 2010. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(3)	Represents restricted stock units, payable in the Company’s discretion in cash or in stock, that vested in 2010. Value realized is as of the date of vesting and settlement.

Pension Benefits in Fiscal Year 2010

The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•
Pension Plan.  Our pension plan is a funded and tax qualified retirement plan that, as of December 31, 2010, covered 1,518 eligible employees, including the named executive officers. The plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each year of service. Annual benefits under the current contributory formula (meaning a required 1% post-tax contribution by the named executive officers) are accrued year-to-year during the years of credited service until retirement. At retirement, under the plan’s normal form of retirement benefit (life annuity), the aggregate of all annual benefit accruals becomes the annual retirement benefit payable on a monthly basis for life with a guaranteed minimum equal to the executive’s contributions. The current contributory formula for named executive officers and other eligible employees calculated each year provides a benefit of 1.2% of eligible compensation up to the Social Security Wage Base (SSWB) and 1.45% of eligible compensation of amounts over the SSWB for those with less than 15 years of service, or 1.5% of the eligible compensation up to the SSWB and 1.75% of eligible compensation of amounts over the SSWB to the IRS-prescribed limit for those with 15 or more years of service. Eligible compensation for named executive officers includes base salary and management incentive bonuses paid in that year. For 2010, the SSWB was $106,800 and the IRS-prescribed compensation limit was $245,000. For example, if an individual accrued $1,000 per year for 15 years and then retired, his annual retirement benefit for life would be $15,000. In 2010, each named executive officer contributed $2,450. Prior to July 1, 2006, with the exception of Mr. Celli, there was no contribution requirement for the named executive officers to receive this formula.

The normal retirement age as defined in the pension plan is 65. Eligible employees who have achieved ten years of service by the time they reach age 55 are eligible for an early retirement benefit at 50% (age 55) of the benefit they would receive at age 65. Currently, Messrs. Targoff, Celli and Rein are eligible for either regular or early retirement. In addition to a life annuity, the plan offers other forms of benefit, including spousal survivor annuity options and beneficiary period-certain options.

•
Supplemental Executive Retirement Plan.  The Company provides a Supplemental Executive Retirement Plan, or SERP, to participants who earn in excess of the IRS-prescribed compensation limit in any given year to provide for full retirement benefits above amounts available under our pension plan because of IRS limits. In December 2010, the Company separated its SERP into two separate plans — the Loral SERP, covering executives of the corporate office, and the SS/L SERP, covering executives of SS/L. Both the Loral SERP and the SS/L SERP are unfunded and are not qualified for tax purposes. For 2010, an employee’s annual SERP benefit was accrued under the same formulas used in the pension plan with respect to amounts earned above the $245,000 maximum noted above. SERP benefits in the past have generally been payable at the same time and in the same manner as benefits are payable under the pension plan. The timing and manner of SERP benefit payments after 2008, however, will be in compliance with Section 409A. For example, payments will begin on a mandatory basis at the later of age 55 or six months after termination and a participant will be entitled to elect one of two actuarially equivalent forms of annuity benefits — either a single life annuity or a 50% joint and survivor annuity.

The table below indicates the named executive officers’ years of credited service under our pension plans and the present value of their accumulated benefits, in each case as of December 31, 2010. During 2010, no payments were made to any of the named executive officers.

2010 Pension Benefits

			Present Value of
		Number of Years	Accumulated
		of Credited Service(1)	Benefit(2)
Name	Plan Name	(#)	($)

Michael B. Targoff	Pension Plan	22	$355,000
	Loral SERP	22	$2,512,000

John Celli	Pension Plan	30	$630,000
	SS/L SERP	30	$422,000

Richard P. Mastoloni	Pension Plan	13	$135,000
	Loral SERP	13	$241,000

Harvey B. Rein	Pension Plan	31	$574,000
	Loral SERP	31	$934,000

Avi Katz	Pension Plan	14	$200,000
	Loral SERP	14	$384,000

(1)	The number of years of credited service is rounded to the nearest whole number as of December 31, 2010.

(2)
The accumulated benefit for all named executive officers is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2010. The accumulated benefit includes the value of contributions made by the named executive officers throughout their careers. The present value has been calculated for all named executive officers assuming that each named executive officer retires and starts receiving benefits at age 65, the age at which retirement may occur without any reduction in benefits. The present value calculation also assumes that the benefit is payable under the available forms of annuity and is consistent with the assumptions as described in note 12 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. As described in such note, the interest rate assumption is 5.5%.

Nonqualified Deferred Compensation in Fiscal 2010

On December 21, 2005, we established deferred compensation bookkeeping accounts for certain employees, including the named executive officers, and credited those accounts with a dollar amount equal to $9.441 for each deferred compensation unit. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly.

As of December 31, 2010, all of the named executive officers have vested in their accounts in full. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. The vested portion, however, will be distributed to the account holder only upon the earlier of: (a)  termination of service; (b) a change in control; or (c) December 21, 2012.

The value of the deferred compensation account is not initially credited with interest or subject to any rate of return, other than the potential decrease in value upon a corresponding decrease in our stock price below $28.441 and any recovery in value to the extent that our stock price returns to $28.441. The deferred compensation accounts are converted into interest-bearing accounts upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment.

The table below identifies the aggregate earnings during 2010 and the aggregate balance of the vested amount as of the end of 2010.

2010 Nonqualified Deferred Compensation

	Aggregate Earnings	Aggregate Balance
	in Last FY(1)	at Last FYE(2)
Name	($)	($)

Michael B. Targoff	—	$1,009,734

John Celli	$75	$377,715

Richard P. Mastoloni	—	$377,640

Harvey B. Rein	$32	$472,082

Avi Katz	—	$472,050

(1)
As noted above, the deferred compensation accounts cannot increase in value above the $9.441 per unit value we originally accrued to the accounts, regardless of how much our stock price increases over the $28.441 limit, unless and until the accounts are converted into interest-bearing accounts. Because the average of the high and low prices of our Voting Common Stock was above the $28.441 maximum limit on both January 1, 2010 and December 31, 2010, there was no gain in the deferred compensation accounts during 2010. Amounts in the “Aggregate Earnings in Last FY” column represent interest earned during 2010 on interest-bearing accounts resulting from the exercise of stock options.

(2)
The deferred compensation accounts of the named executive officers were fully vested as of December 31, 2010. The vested balance as of December 31, 2010 for the named executive officers was the full value originally accrued to the accounts. For Messrs. Celli and Rein, the vested balance also includes the value of interest earned on the portion of their accounts that was converted to an interest-bearing account upon exercise of stock options in 2010.

Potential Change in Control and other Post Employment Payments

As discussed above in the Compensation Discussion and Analysis, as of December 31, 2010, Mr. Targoff was the only named executive officer who had an employment agreement with Loral that provided for potential post-termination payments. Post-termination payments for the other named executive officers, as of December 31, 2010, were governed by the Company’s severance policy. In this section, we provide details of these arrangements. Mr. Targoff’s employment agreement expired on December 31, 2010, and the Committee is in discussions with Mr. Targoff regarding terms for his continued employment.

CEO

Mr. Targoff’s employment agreement provided that, upon Mr. Targoff’s death or disability during the term of his employment agreement, Mr. Targoff was entitled to, among other payments, his accrued and unpaid bonus for the preceding year, a pro rated annual bonus for the year in which such death or permanent disability occurs, acceleration of vesting of a prorated portion of the next vesting tranche of stock options and deferred compensation units, and, in the case of his death, salary through the end of the month in which he dies. In addition, under the agreement, in the event of his death, his dependents were entitled to continued medical, prescription drug and dental insurance coverage through the end of the term of the agreement.

Mr. Targoff’s employment agreement also provided that, in the event that during the term of his employment agreement Mr. Targoff’s employment was terminated by us without “cause” or Mr. Targoff resigned for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff was entitled to a severance payment, in a lump sum, equal to two (2) times the sum of his base salary and annual bonus (for the preceding year). In addition, under the agreement, Mr. Targoff was entitled to any accrued and unpaid annual bonus for the preceding year and a prorated annual bonus for the year in which any such termination of employment occurs. Mr. Targoff and his dependents were also entitled under the agreement to coverage under Loral’s medical, dental and life insurance in effect immediately prior to such termination for eighteen (18) months following such termination, or until he commenced new employment and became eligible for comparable benefits. In addition, under the agreement, all of Mr. Targoff’s stock options, deferred compensation account and any other equity awards then held by Mr. Targoff would have become fully vested. Mr. Targoff’s severance payments and benefits under his employment agreement were contingent upon his execution of a release of claims in our favor. Mr. Targoff’s employment agreement also provided for a tax gross-up payment to Mr. Targoff in the event that he became subject to any parachute payment excise taxes under Section 4999 of the Internal Revenue Code. No other executive officer is or was entitled to such a gross up payment at Loral.

Other Named Executive Officers

Messrs. Mastoloni, Rein and Katz.  As noted above in the Compensation Discussion and Analysis, the Company maintains the Severance Policy for Corporate Officers, which provides for potential severance benefits for the named executive officers. Pursuant to the Severance Policy for Corporate Officers, an eligible officer with the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President will be entitled to cash severance payments aggregating to the sum of (x) twelve months’ pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment) and (y) twelve months’ base salary. The officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the greater of (A) six months’ pay and (B) the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. If the officer is unemployed after six months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the remainder of his cash severance (the “Remainder”) will be paid in biweekly installments over eighteen months beginning on the six-month anniversary of termination, the first thirteen payments, if any, aggregating to the lesser of six months’ pay and such Remainder, and the next twenty-six payments, if any, aggregating to the lesser of one year’s base salary and the excess of the Remainder over six months’ pay. In all events, the Remainder is subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

An eligible officer with the title of Vice President will be entitled to cash severance payments aggregating to the sum of six months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. The officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. If the officer is unemployed after three months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the Remainder will be paid in biweekly installments over twelve weeks beginning on the three-month anniversary of the termination, subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

If a terminated officer has outstanding unvested stock options or other equity or incentive compensation awards that provide for less than 100% vesting upon such a termination, such officer will vest (x) with respect to time-vested awards, in the next full tranche that would have vested on the next vesting date for such awards, and (y) with respect to performance-vested awards, in that portion of such awards that would have vested during the twelve months following such termination based on the actual achievement of the applicable performance thresholds. If such termination occurs within six months following a major corporate transaction, acquisition or divestiture, however, the terminated officer will be entitled to full vesting of his unvested awards, unless the plan administrator determines that such termination is not the result of such corporate transaction, acquisition or divestiture.

A terminated officer will also be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage. The officer may, if eligible, elect to participate in the Company’s Retiree Medical Plan by electing to receive benefits from the Retirement Plan of Space Systems/Loral, Inc. Alternatively, the officer may elect COBRA continuation coverage, and, during the “severance period,” the officer will be obligated to contribute to the premium at the same rate as other corporate employees, and the Company subsidy shall continue until the officer becomes eligible for coverage under another plan. The term “severance period” for purposes of insurance continuation means, for the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President, twenty-four months, and for a Vice President, three calendar months plus the number of full calendar months of pay and/or base salary, and one additional calendar month for any partial calendar month of base salary, constituting such Vice President’s Remainder, as described above. During the “severance period,” the officer will also be entitled to continued Company-provided executive life insurance benefits, to the extent the officer was receiving such benefits prior to his termination.

Mr. Celli.  As noted above in Compensation Discussion and Analysis, SS/L maintains SS/L’s severance policy for the named executive officers who are officers of SS/L. Under SS/L’s policy, separation pay is provided at different levels depending on the seniority and length of service of the officer when termination occurs. Career band employees, of which Mr. Celli is one, may be eligible to receive between 10.8 weeks of pay (for service of one year) and 52 weeks of pay (for service of 20 years or more). Certain employees designated by the plan administrator are eligible for enhanced severance of between 50% and 150% of pay in the event of termination without cause upon or within 12 or 18 months following a change in control. Mr. Celli has been designated to be eligible for enhanced severance, and, upon termination without cause upon or within 18 months of a change in control of SS/L, would be entitled to receive 150% of pay. Severance benefits are not provided in the event employment is terminated due to voluntary retirement or involuntarily for poor performance, violation of SS/L policies or for other cause.

Potential Severance Payments
upon Termination(1)
(As of December 31, 2010)

		Severance for
		Termination
	Severance for	Without Cause
	Termination	upon a
	Without Cause(2)	Change in Control(2)
Name	($)	($)

Michael B. Targoff	$4,995,500	$4,995,500

John Celli	$450,000	$1,065,000

Richard P. Mastoloni	$659,320	$659,320

Harvey B. Rein	$1,269,996	$1,269,996

Avi Katz	$661,651	$661,651

(1)	None of the named executive officers were entitled to a tax gross up with respect to the potential severance payments upon termination as of December 31, 2010.

(2)
Severance amounts do not include the value of continued medical and life insurance coverage post-termination. The value of such coverage is $67,343 for Mr. Targoff, $9,933 for Mr. Celli, $26,462 for Mr. Mastoloni, $43,038 for Mr. Rein and $43,744 for Mr. Katz. Severance amounts for Messrs. Mastoloni, Rein and Katz assume full payment of the portion subject to mitigation under our severance policy.

Acceleration of Vesting of Stock Options,
Restricted Stock Units and
SS/L Phantom SARs
upon Termination, Death and Disability
and Change in Control
(As of December 31, 2010)

	Upon	Upon Death	Upon
	Termination	and	Change in
	Without Cause	Disability	Control
Name	($)	($)	($)

Michael B. Targoff	$5,653,750	$3,226,962	$5,653,750

John Celli	$298,350	$235,410	$596,700

Richard P. Mastoloni	$246,279	$184,504	$507,246

Harvey B. Rein	$246,279	$184,504	$507,246

Avi Katz	$246,279	$184,504	$507,246

OWNERSHIP OF VOTING COMMON STOCK

Principal Holders of Voting Common Stock

The following table shows, based upon filings made with the Company, certain information as of March 31, 2011 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Voting Common Stock because they possessed or shared voting or investment power with respect to the shares of Voting Common Stock:

	Amount and Nature	Percent
	of Beneficial	of
Name and Address	Ownership	Class(1)

Various funds affiliated with
MHR Fund Management LLC and Mark H. Rachesky, M.D.(2)
40 West 57th Street, 24th Floor, New York, NY 10019	8,144,719	38.4	%(3)

EchoStar Corporation and Charles W. Ergen(4)
100 Inverness Terrace East, Englewood, CO 80112 and 9601 South Meridian Boulevard, Englewood, CO 80112	1,529,073	7.2%

Solus Alternative Asset Management LP., Solus GP, LLC and Christopher Pucillo(5)
410 Park Avenue, 11th Floor, New York, NY 10022	1,517,300	7.2%

Various funds affiliated with
Highland Capital Management, L.P. and James Dondero(6)
Two Galleria Tower, 13455 Noel Road, Suite 800 Dallas, TX 75420	1,428,996	6.7%

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 21,191,528 shares of Voting Common Stock outstanding as of March 31, 2011.

(2)
Information based on Amendment Number 18 to Schedule 13D filed with the SEC on March 17, 2011 relating to securities held for the accounts of each of MHR Capital Partners Master Account LP (“Master Account”), a limited partnership organized in Anguila, British West Indies, MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners LP (“Institutional Partners”), MHRA LP (“MHRA”), MHRM LP (“MHRM”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account), a Delaware limited partnership. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Master Account and Capital Partners (100). MHR Institutional Advisors LLC (“Institutional Advisors”) is the general partner of each of Institutional Partners, MHRA and MHRM, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Institutional Partners, MHRA and MHRM. MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the account of Institutional Partners III. MHR is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of Voting Common Stock held by such entities and, accordingly, MHR may be deemed to beneficially own the shares of Voting Common Stock which are held for the account of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III. Mark H. Rachesky. M.D. (“Dr. Rachesky”) is the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

(3)
Various funds affiliated with MHR also own 9,505,673 shares of Non-Voting Common Stock, which, when taken together with the shares of Voting Common Stock owned by all funds affiliated with MHR, represent approximately 57.5% of the issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock of Loral as of March 31, 2011. The above calculation does not include 10,000 restricted stock units awarded to Dr. Rachesky that are payable, in the sole discretion of the Company, in cash or in stock.

(4)
Information based solely on a Schedule 13G, filed with the SEC on February 11, 2011, by EchoStar Corporation (“EchoStar”) and Charles W. Ergen. The Schedule 13G provides that Mr. Ergen is the beneficial owner of 1,529,073 shares, of which EchoStar owns 1,472,695 of such shares. According to the Schedule 13G, each of Mr. Ergen and EchoStar has sole voting and dispositive power with respect to the shares of Voting Common Stock indicated to be beneficially held by such person.

(5)
Information based solely on a Schedule 13G/A, filed with the SEC on February 14, 2011, by Solus Alternative Asset Management LP, Solus GP, LLC and Christopher Pucillo (the “Solus Reporting Persons”) relating to securities held, as of December 31, 2010, by accounts managed on a discretionary basis. According to the Schedule 13G/A, the Solus Reporting Pesons have shared voting and dispositive power with respect to the shares held, and one such account, SOLA LTD, had the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of more than 5% of the Voting Common Stock.

(6)
Information based solely on Amendment No. 6 to Schedule 13D, filed with the SEC on September 9, 2010, by Highland Capital Management, L.P. (“Highland Capital”), Strand Advisors, Inc. (“Strand Advisors”) and James Dondero. According to Amendment No. 6 to Schedule 13D, each of Highland Capital, Strand Advisors and James Dondero has sole voting and dispositive power with respect to 1,428,996 shares of Voting Common Stock indicated to be beneficially held by such person.

Voting Common Stock Ownership by Directors and Executive Officers

The following table presents the number of shares of Voting Common Stock beneficially owned by the directors, the named executive officers and all directors, named executive officers and all other executive officers as a group as of March 31, 2011. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes:

	Amount and Nature
	of Beneficial		Percent of
Name of Individual	Ownership(1)		Class(2)

John Celli	0	(3)	*

Sai S. Devabhaktuni	6,000	(4)	*

Hal Goldstein	6,000	(4)	*

John D. Harkey, Jr.	6,000	(4)	*

Avi Katz	50,000	(5)	*

Richard P. Mastoloni	32,275	(6)	*

Mark H. Rachesky, M.D.	8,144,719	(7)	38.4%

Harvey B. Rein	35,000	(8)	*

Arthur L. Simon	0	(9)	*

John P. Stenbit	6,000	(4)	*

Michael B. Targoff	610,737	(10)	2.9%

All directors, named executive officers and other executive officers as a group (12 persons)	8,916,731	(11)	41.7%

*	Represents holdings of less than one percent.

(1)
Includes shares which, as of March 31, 2011, may be acquired within 60 days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth).

(2)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 21,191,528 shares of Voting Common Stock outstanding as of March 31, 2011.

(3)	Does not include 11,250 unvested SS/L Phantom SARs. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(4)
Includes 6,000 shares of Voting Common Stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 1,000 vested and 3,000 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(5)
Consists of options to acquire 50,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 471 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 8,750 unvested SS/L Phantom SARs. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(6)
Includes 12,275 shares of Voting Common Stock and options to acquire 20,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 471 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 8,750 unvested SS/L Phantom SARs. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(7)
Includes 8,129,719 shares of Voting Common Stock held by funds affiliated with MHR and 15,000 shares of Voting Common Stock held directly by Dr. Rachesky. Does not include 2,500 vested and 7,500 unvested restricted stock units held directly by Dr. Rachesky, payable, in the sole discretion of the Company, in cash or in stock. Does not include 9,505,673 shares of Non-Voting Common Stock held by funds affiliated with MHR. Dr. Rachesky is deemed to be the beneficial owner of Voting Common Stock and Non-Voting Common Stock held by the funds affiliated with MHR by virtue of his status as the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR. See “Ownership of Voting Stock – Principal Holders of Voting Common Stock” above.

(8)
Consists of options to acquire 35,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 471 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 8,750 unvested SS/L Phantom SARs. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(9)	Does not include 1,000 vested and 3,000 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(10)
Includes 511,326 shares of Voting Common Stock and 36,911 shares of Voting Common Stock owned by Mr. Targoff’s wife of which Mr. Targoff disclaims beneficial ownership. Also includes options to acquire 62,500 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 175,000 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(11)
Includes 8,729,231 shares of Voting Common Stock and options to acquire 187,500 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 182,500 vested and 22,500 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock or 43,750 unvested SS/L Phantom SARs. See “Outstanding Equity Awards at 2010 Fiscal Year-End – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a written policy for review, approval or ratification of related person transactions. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers. Transactions with related persons are, however, generally evaluated and assessed by the independent directors on our Board. If a determination is made that a related person has a material interest in any transaction with the Company, then our independent directors would review, approve or ratify the transaction and it would be disclosed in accordance with applicable SEC rules. If the related person at issue is one of our directors, or a family member of a director, then that director would not participate in discussions concerning the transaction.

In 2010, Mr. John Stenbit acted as an independent special committee with respect to a request for indemnification received from directors affiliated with MHR. Mr. Stenbit was appointed to this committee by the Board in June 2009. See “Indemnification of Directors” below.

MHR Fund Management LLC

In connection with the Telesat transaction, on October 31, 2007, Loral and certain of its subsidiaries, PSP and one of its subsidiaries, two third-party investors, Telesat Holdings and certain of its subsidiaries, including Telesat, and MHR entered into a Shareholders Agreement (the “Shareholders Agreement”). Under the Shareholders Agreement, subject to certain exceptions, in the event that either (i) direct or indirect ownership or control by Dr. Rachesky of Loral’s voting stock falls below certain levels or (ii) there is a change in the composition of a majority of the members of the Loral Board of Directors over a consecutive two-year period, Loral will lose certain veto rights it has to approve certain extraordinary actions by Telesat Holdings and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdings, including a right to cause Telesat Holdings to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from Loral or Telesat Holdings, to cause the sale of Telesat Holdings and to drag along the other shareholders in such sale, subject to Loral’s right to call PSP’s shares at fair market value.

The Shareholders Agreement provides for a board of directors of each of Telesat Holdings and certain of its subsidiaries, including Telesat, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office. Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdings shares for the election of the directors nominated by the nominating committee. Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky, who is our non-executive Chairman of the Board of Directors, was appointed non-executive Chairman of the Board of Directors of Telesat Holdings and certain of its subsidiaries, including Telesat.

Funds affiliated with MHR were participants in a $200 million credit facility of Protostar Ltd. (“Protostar”), dated March 19, 2008, with an aggregate participation of $6.0 million. The MHR funds also owned certain equity interests in Protostar. During July 2009, Protostar filed for bankruptcy protection under chapter 11 of the Bankruptcy Code. The United States Bankruptcy Court for the District of Delaware entered an order confirming the plan of reorganization for Protostar and its affiliated debtors on October 6, 2010. The plan provided for the establishment of liquidating trusts for the Protostar debtors’ remaining assets, and Protostar commenced distributions on October 21, 2010 to the agent under the above-referenced facility for the benefit of its lenders. The plan of reorganization provided for no recovery by holders of equity interests in Protostar, and all equity interests were deemed cancelled as of the effective date of the plan.

Pursuant to a contract with Protostar valued at $26 million, SS/L modified a satellite that Protostar acquired from China Telecommunications Broadcast Satellite Corporation, China National Postal and Telecommunication Broadcast Satellite Corporation and China National Postal and Telecommunications Appliances Corporation under an agreement reached in 2006. This satellite, renamed Protostar I, was launched on July 8, 2008. Pursuant to a bankruptcy auction, Protostar I was sold in November 2009. For the year ended December 31, 2008, we recorded sales to Protostar of $15.3 million, and, during 2009, as a result of Protostar’s bankruptcy process and the sale of the satellite, SS/L recorded a charge of approximately $3 million to increase its allowance for billed receivables from Protostar.

As of December 31, 2010, funds affiliated with MHR held $83.7 million in principal amount of Telesat 11% Senior Notes and $29.75 million in principal amount of Telesat 12.5% Senior Subordinated Notes.

Dr. Rachesky and Mr. Goldstein are co-founders and managing principals of MHR. Mr. Devabhaktuni was, until May 2010, also a managing principal of MHR. Dr. Rachesky and Messrs. Goldstein and Devabhaktuni are directors of Loral and, in that capacity, received compensation from Loral. See “Director Compensation” above.

Indemnification of Directors

The Company received requests for indemnification and advancement of expenses from its directors under their indemnification agreements with the Company for any losses or costs they incurred as a result of the In re: Loral Space and Communications Inc. Consolidated Litigation, relating to the Company’s sale of $300 million of preferred stock to certain funds affiliated with MHR pursuant to the Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007, and the related Babus shareholder litigation in New York. An independent outside counsel reviewed these requests and determined that our directors are entitled to indemnification. Prior to 2010, after giving effect to a $5.0 million deductible, the Company’s insurers paid approximately $9.8 million in defense costs for the Company’s directors who are not affiliated with MHR. In July 2010, the insurers paid $1.2 million with respect to a settlement of the Company’s claim for coverage of $1.6 million of defense costs for which the insurers had previously denied coverage.

In addition, the Company received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million (the “MHR-Affiliated Director Indemnity Claim”). The Company referred this request for indemnification to Mr. John Stenbit who was appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they were entitled to indemnification. In April 2010, the special committee determined that $14.4 million should be paid to the MHR-affiliated directors with respect to their claim and fees associated with enforcement of their right to indemnification. The special committee reached its determination after mediation sessions held in April 2010 between the special committee and the MHR-affiliated directors, conducted under the auspices of a former Justice of the Delaware Supreme Court. The Company recorded a charge for this claim of $14.4 million in the condensed consolidated statement of operations during the first quarter of 2010. This amount was paid by the Company to the MHR-affiliated directors in May 2010. The MHR-affiliated directors accepted this payment in full and final satisfaction of their claim and provided a release to Loral.

The Company’s insurers took the position that no coverage was available for the MHR-Affiliated Director Indemnity Claim. The Company did not agree with the insurers’ position and, through litigation, sought to recover from the insurers substantially all of the amount paid to the MHR-affiliated directors, subject to the coverage limits of its insurance policy. On December 15, 2010, the Company, the MHR-affiliated directors and the insurers entered into a Settlement Agreement (the “Settlement Agreement”) with respect to the pending litigation. Pursuant to the Settlement Agreement, the insurers paid Loral in December 2010 and January 2011, among other amounts, $7.5 million in full settlement of Loral’s claim for coverage under the policies for the MHR-Affiliated Director Indemnity Claim. The Settlement Agreement also provided for mutual releases by the parties. Additional parties to the Settlement Agreement for purposes of such releases were MHR and certain of its affiliates.

Other Relationships

In the ordinary course of business, SS/L has entered into satellite construction contracts with affiliates of EchoStar Corporation, a corporation that owns more than 5% of our Voting Common Stock. As of March 31, 2011, SS/L has one satellite under construction and one satellite with respect to which construction has been suspended for affiliates of EchoStar and one satellite under construction for a customer which has fully leased the satellite to an affiliate of EchoStar.

In 2010, the Company paid Mandy Capogrossi, former Director of Employee Benefits of the Company and wife of our Vice President and Controller, John Capogrossi, $170,045 for consulting services rendered in 2009 and 2010 relating to management and administration of the Company’s employee benefits.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Voting Common Stock, to file reports with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Loral believes that, during 2010, all filing requirements were met on a timely basis.

Solicitation of Proxies

The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Voting Common Stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained Eagle Rock Proxy Advisors, LLC to solicit proxies on our behalf and will pay it a fee of approximately $3,500 for such services.

Stockholders Proposals for 2012

Any stockholder who intends to present a proposal at the 2012 Annual Meeting of Stockholders must deliver the proposal to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016:

•
Not later than December 21, 2011, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. The notice and the proposal must satisfy certain requirements specified in Rule 14a-8.

•
No earlier than January 25, 2012 but no later than February 24, 2012, if the proposal is submitted pursuant to our Bylaws and is not submitted pursuant to Rule 14a-8. The written notice must satisfy certain requirements specified in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

A stockholder who intends to nominate a candidate for director election at the 2012 Annual Meeting of Stockholders must deliver notice of the nomination to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, no earlier than January 25, 2012 and no later than February 24, 2012. The written notice must include certain information and satisfy certain requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Senior Vice President, General Counsel and Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Code of Ethics

Loral has adopted a Code of Conduct for all of its employees, including all of its executive officers. Any amendments or waivers to this Code of Conduct with respect to Loral’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) will be posted on such web site. This Code of Conduct is available on the Investor Relations — Corporate Governance section of our web site at www.loral.com. One may also obtain, without charge, a copy of this Code of Conduct by contacting our Investor Relations Department at (212) 697-1105.

Householding

Under SEC rules, a single set of proxy statements and annual reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. At the present time, we do not “household” for any of our stockholders of record. If a stockholder holds shares in street name, however, such beneficial holder’s bank, broker or other nominee may be delivering only one copy of our Proxy Statement and Annual Report on Form 10-K to multiple stockholders of the same household who share the same address, and may continue to do so, unless such stockholder’s bank, broker or other nominee has received contrary instructions from one or more of the affected stockholders in the household. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A beneficial holder who wishes to receive a separate copy of our Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit this request by writing to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Investor Relations Department, or by calling our Investor Relations Department at (212) 697-1105. Beneficial holders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their bank, broker or other nominee directly to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Stockholders of record receiving multiple copies of our Proxy Statement and Annual Report on Form 10-K may request householding by contacting our Investor Relations Department either in writing or by telephone at the above address or phone number.

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REVOCABLE PROXY
LORAL SPACE & COMMUNICATIONS INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 2011

Michael B. Targoff and Avi Katz, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Stockholders of LORAL SPACE & COMMUNICATIONS INC. (the “Company”), to be held at the Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, at 10:30 A.M., on Tuesday, May 24, 2011 and at all adjournments or postponements thereof, in the manner provided below and in such person’s or persons’ sole discretion upon any other matter that may properly come before such meeting or any adjournment or postponement thereof, including to vote for the election of a substitute nominee for director as such person or persons may select in the event a nominee becomes unable to serve.

Please be sure to date and sign this proxy card in the box below.

Date:

Sign above

1. Election of Two Class II Directors –
Nominees: Class II:	For ☐	Withhold ☐	For All Except ☐

John D. Harkey, Jr. and Michael B. Targoff

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Acting upon a proposal to ratify the appointment of	For ☐	Against ☐	Abstain ☐
Deloitte & Touche LLP as the Company’s independent
registered public accounting firm for the year ending
December 31, 2011.

3.	Acting upon a proposal to approve, on a	For ☐	Against ☐	Abstain ☐
non-binding, advisory basis, compensation of the
Company’s named executive officers
as described in the Company’s Proxy Statement.

4.	Acting upon a proposal to select, on a	One Year ☐	Two Years ☐	Three Years ☐	Abstain ☐
non-binding, advisory basis, the frequency of future
non-binding, advisory votes on compensation paid to
the Company’s named executive officers

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is indicated, this PROXY will be voted FOR the election of nominees listed hereon and FOR Proposals 2 and 3, and, with respect to Proposal 4, in favor of holding future non-binding, advisory votes on compensation paid to the Company’s named executive officers annually.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class II Directors that have been nominated by the Board and in favor of Proposals 2 and 3, and, with respect to Proposal 4, in favor of holding future non-binding, advisory votes on compensation paid to the Company’s named executive officers annually.

Detach above card, sign, date and mail in postage paid envelope provided.

LORAL SPACE & COMMUNICATIONS INC.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.
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